Exhibit 10.19

Execution Version

    Published CUSIP Number:    02914BAD8
    Revolving Credit CUSIP Number:    02914BAE6
    Term Loan CUSIP Number:    02914BAF3

$40,000,000 REVOLVING CREDIT FACILITY
$90,000,000 TERM LOAN

CREDIT AGREEMENT
by and among
AMERICAN PUBLIC EDUCATION, INC.,
a Delaware corporation,
as the Borrower
and
THE GUARANTORS PARTY HERETO
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Loan Lender and an Issuing Lender

PNC CAPITAL MARKETS LLC,
as Joint Lead Arranger and Sole Bookrunner

M&T BANK, N.A.,
as Joint Lead Arranger

Dated as of March 9, 2026

Page
ARTICLE 1 CERTAIN DEFINITIONS    1
1.1    Certain Definitions    1
1.2    “Construction”    49
1.3    Accounting Principles; Changes in GAAP; Pro Forma Calculations; Cash Netting    50
1.4    Divisions    51
1.5    Benchmark Replacement Notification; Rates    51
1.6    Limited Conditionality Transactions    52
1.7    Basket Usage    53
ARTICLE 2 REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES    53
2.1    Revolving Credit Commitments    53
2.2    Nature of Lenders’ Obligations with Respect to Revolving Credit Loans    54
2.3    Revolving Commitment Fees    54
2.4    Termination or Reduction of Revolving Credit Commitments    55
2.5    Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests    55
2.6    Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans    56
2.7    Notes    58
2.8    Letter of Credit Subfacility    59
2.9    Title IV Program Funds    66
ARTICLE 3 TERM LOANS    66
3.1    Term Loan Commitments    66
3.2    Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms    66
3.3    [Reserved]    67
3.4    [Reserved]    67
3.5    Making Term Loans; Presumptions by the Administrative Agent    67
ARTICLE 4 INTEREST RATES    68
4.1    Interest Rate Options    68
4.2    Interest Periods    70
4.3    Interest After Default    70
4.4    Term SOFR Rate and/or Daily 1M SOFR Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting    71
4.5    Selection of Interest Rate Options    77
ARTICLE 5 PAYMENTS; TAXES; YIELD MAINTENANCE    77
5.1    Payments    77
5.2    Voluntary Prepayments    78
5.3    Mandatory Prepayments    79
5.4    Pro Rata Treatment of Lenders    80
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(continued)
Page
5.5    Sharing of Payments by Lenders    80
5.6    Administrative Agent’s Clawback    81
5.7    Interest Payment Dates    82
5.8    Increased Costs    82
5.9    Taxes    84
5.10    Indemnity    87
5.11    Settlement Date Procedures    88
5.12    Cash Collateral    89
5.13    Replacement of a Lender    89
5.14    Designation of a Different Lending Office    90
5.15    Defaulting Lenders    91
5.16    Incremental Loans    93
ARTICLE 6 REPRESENTATIONS AND WARRANTIES    97
6.1    Organization Powers    97
6.2    Authorization; Enforceability    98
6.3    Governmental and Other Third Party Approvals; No Conflicts    98
6.4    Financial Condition; No Material Adverse    98
(c)    Accuracy of Financial Statements    99
6.5    Properties and Insurance    99
6.6    Litigation and Environmental Matters    99
6.7    Compliance with Laws and Agreements    100
6.8    Investment Company Status    100
6.9    Taxes    100
6.10    ERISA    100
6.11    Disclosure    101
6.12    Subsidiaries; Equity Interests    101
6.13    Intellectual Property; Licenses, Etc.    102
6.14    Solvency    102
6.15    Senior Indebtedness    102
6.16    Federal Reserve Regulations    102
6.17    Use of Proceeds. The Borrower will    102
6.18    Sanctions    102
6.19    Anti-Corruption Laws    103
6.20    Security Interests    103
6.21    Beneficial Ownership Regulation    103
ARTICLE 7 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT    105
7.1    Initial Loans and Letters of Credit    105
7.2    Each Loan or Letter of Credit    107
ARTICLE 8 AFFIRMATIVE COVENANTS    108
8.1    Existence; Conduct of Business    108

(continued)
Page
8.2    Payment of Taxes, Etc    108
8.3    Insurance    108
8.4    Maintenance of Properties    109
8.5    Books and Records; Inspection and Audit Rights    109
8.6    Information Regarding Collateral; Schedules    109
8.7    Compliance with Laws and Material Contracts; Use of Proceeds    110
8.8    Additional Subsidiaries; Further Assurances    110
8.9    Anti-Corruption Laws; Anti-Money Laundering Laws; and Sanctions    112
8.10    Cash Management    112
8.11    Keepwell    112
8.12    Reporting Requirements    113
8.13    Certificates; Notices; Additional Information    116
8.14    Certificate of Beneficial Ownership and Other Additional Information    118
8.15    Education Law Compliance    118
8.16    Post-Closing Obligations    118
ARTICLE 9 NEGATIVE COVENANTS    119
9.1    Indebtedness    119
9.2    Liens    122
9.3    Loans and Investments    124
9.4    Dividends and Related Distributions    126
9.5    Liquidations, Mergers, Consolidations, Acquisitions    127
9.6    Dispositions of Assets or Subsidiaries    129
9.7    Affiliate Transactions    131
9.8    [Reserved]    131
9.9    Continuation of or Change in Business    131
9.10    [Reserved]    131
9.11    Changes to Material Documents or Fiscal Years    131
9.13    Minimum Consolidated Interest Coverage Ratio    132
9.14    Maximum Consolidated Total Net Leverage Ratio    132
9.15    Minimum Domestic Liquidity    132
9.16    Restrictive Agreements    132
9.17    Junior Financings    134
ARTICLE 10 DEFAULT    135
10.1    Events of Default    135
10.2    Consequences of Event of Default    137
10.3    Application of Proceeds    139
ARTICLE 11 THE ADMINISTRATIVE AGENT    141
11.1    Appointment and Authority    141
11.2    Rights as a Lender    141
11.3    Exculpatory Provisions    141
11.4    Reliance by Administrative Agent    142

(continued)
Page
11.5    Delegation of Duties    143
11.6    Resignation of Administrative Agent    143
11.7    Non-Reliance on Administrative Agent and Other Lenders    144
11.8    No Other Duties, Etc    145
11.9    Administrative Agent’s Fee    145
11.10    Administrative Agent May File Proofs of Claim    145
11.11    Collateral and Guaranty Matters    146
11.12    No Reliance on Administrative Agent’s Customer Identification Program    147
11.13    Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products    147
11.14    ERISA Matters    147
11.15    Erroneous Payments    148
ARTICLE 12 MISCELLANEOUS    151
12.1    Modifications, Amendments or Waivers    151
12.2    No Implied Waivers; Cumulative Remedies    153
12.3    Expenses; Indemnity; Damage Waiver    154
12.4    Holidays    156
12.5    Notices; Effectiveness; Electronic Communication    157
12.6    Severability    159
12.7    Duration; Survival    159
12.8    Successors and Assigns    159
12.9    Confidentiality    163
12.10    Counterparts; Integration; Effectiveness; Electronic Execution    165
12.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL    165
12.12    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    167
12.13    USA PATRIOT Act Notice    167
12.14    Acknowledgement Regarding Any Supported QFCs    167

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES
SCHEDULE 1.1(B)    -    COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 6.4    -    LIABILITIES
SCHEDULE 6.12    -    SUBSIDIARIES
SCHEDULE 6.25    -    EDUCATIONAL LAW COMPLIANCE
SCHEDULE 9.1    -    EXISTING INDEBTEDNESS
SCHEDULE 9.2    -    EXISTING LIENS
SCHEDULE 9.3(g)    -    EXISTING INVESTMENTS
SCHEDULE 9.7    -    AFFILIATE TRANSACTIONS

EXHIBITS
EXHIBIT A    -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B    -    GUARANTY JOINDER AGREEMENT
EXHIBIT C    -    REVOLVING CREDIT NOTE
EXHIBIT D     -    SWINGLINE LOAN NOTE
EXHIBIT E     -    TERM NOTE
EXHIBIT F    -    PERMITTED ACQUISITION CERTIFICATE
EXHIBIT G    -    LOAN REQUEST
EXHIBIT H    -    SWINGLINE LOAN REQUEST
EXHIBIT I-1    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-2    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-3    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-4     -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J        -    COMPLIANCE CERTIFICATE
EXHIBIT K        -    INTERCOMPANY NOTE

i

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is dated as of March 9, 2026 and is made by and among AMERICAN PUBLIC EDUCATION, INC., a Delaware corporation (the “Borrower”), the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), the ISSUING LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined) and Swingline Loan Lender (as hereinafter defined).
The Borrower has requested that the Administrative Agent, the Lenders and the Issuing Lenders provide new credit facilities consisting of (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $40,000,000, to include a Swingline Loan (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) subfacility, and (ii) a $90,000,000 term loan facility. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
1.1Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
“Accreditation” shall mean the status of public recognition granted by any Accrediting Body to a post-secondary higher education institution or program that meets the relevant Accrediting Body’s standards and requirements.
“Accrediting Body” shall mean any entity or organization that is recognized as an accrediting agency by the DOE, which engages in the granting or withholding of Accreditation of post-secondary higher education institutions, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools including, but not limited to, the Accrediting Bureau of Health Education Schools, the Accreditation Commission for Education in Nursing, the Commission on Collegiate Nursing Education, and the Higher Learning Commission.
“Acquisition” means any transaction, or any series of related transactions, by which any Loan Party or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division or line of business thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder or any successor administrative agent.

“Administrative Agent’s Fee” means as is specified in Section 11.9.
“Administrative Agent’s Fee Letter” means that certain Engagement Letter, dated as of January 29, 2026, by and between the Borrower, PNC and PNC Capital Markets LLC, as amended from time to time.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” means as is specified in Section 12.5(d)(ii).
“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.
“All-In Yield” means, as to any Indebtedness, the effective all-in yield applicable thereto as reasonably determined by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account: (a) interest rate margins, (b) original issue discount (“OID”) and upfront or similar fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower or any of its Subsidiaries or Affiliates to the lenders under, or holders of, such Indebtedness in the initial primary syndication thereof (with OID and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the stated weighted average life to maturity at the time of its incurrence of the applicable Indebtedness)), and (c) any interest rate floor, but excluding (i) any arrangement, commitment, structuring, agency or underwriting fees that are not paid to or shared with all relevant lenders generally in connection with the commitment or syndication of such Indebtedness, (ii) any ticking, unused line or similar fees or (iii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably in the primary syndication of such Indebtedness; provided that (A) to the extent that any interest rate specified for such Indebtedness that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the All-In Yield and (B) to the extent that any interest rate specified for such Indebtedness that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is equal to or greater than such floor, the floor will be disregarded in calculating the All-In Yield.

“Allowable Carry-Over” means, with respect to any fiscal year of the Borrower (excluding any fiscal years ending prior to the Closing Date), an amount, if positive, equal to the product of (a) fifty percent (50%) times (b) the result of (i) the Base Amount for such fiscal year minus (ii) the actual amount of Investments made pursuant to Section 9.3(o), Restricted Payments made pursuant to Section 9.4(c) and Specified Prepayments made pursuant to Section 9.17(a)(iii) during such fiscal year (in each case of this clause (ii), other than any such Investments, Restricted Payments or Specified Prepayments that are made in such fiscal year in reliance on the Allowable Carry-Over from the preceding fiscal year).
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.
“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.
“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below based on the Consolidated Total Net Leverage Ratio:

Level	Consolidated Total Net Leverage Ratio	Applicable Margin for Revolving Commitment Fee	Applicable Margin for Letter of Credit Fees	Applicable Margin for Base Rate Loans	Applicable Margin for Term SOFR Rate Loans and Daily SOFR Rate Loans
I	< 0.50 to 1.00	0.20%	1.75%	0.75%	1.75%
II	> 0.50 to 1.00 but < 1.25 to 1.00	0.25%	2.00%	1.00%	2.00%
III	> 1.25 to 1.00 but < 2.00 to 1.00	0.30%	2.25%	1.25%	2.25%
IV	> 2.00 to 1.00	0.35%	2.75%	1.75%	2.75%

For purposes of determining the Applicable Margin, the applicable Revolving Commitment Fee and the applicable Letter of Credit Fee:

(a)    The Applicable Margin, the applicable Revolving Commitment Fee and the applicable Letter of Credit Fee shall be determined on the Closing Date based on Level I until the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 8.12(c) for the fiscal quarter ending June 30, 2026 (subject to clause (b) below).
(b)    The Applicable Margin, the applicable Revolving Commitment Fee and the applicable Letter of Credit Fee shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Consolidated Total Net Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the applicable Revolving Commitment Fee or the applicable Letter of Credit Fee computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.12(c). If a Compliance Certificate is not delivered when due in accordance with such Section 8.12, then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lenders), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lenders, as the case may be, under Section 5.10 or Article 10 (but subject to any applicable grace or cure periods provided therein). Upon receipt of such excess amount of interest and fees, any Potential Default or Event of Default that may be deemed to have occurred as a result of the failure to pay the applicable interest and fees shall be automatically cured. The Borrower’s obligations under this paragraph shall survive following the termination of the Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means PNC Capital Markets LLC and M&T Bank, N.A.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary thereof, including, in each case, by way of an LLC Division (or the granting of any option or other right to do any of the foregoing), including any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a

Loan Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the transfer of assets to the Borrower or any Guarantor pursuant to any other transaction permitted pursuant to Section 9.5, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Swap, (e) dispositions of investments in cash and Permitted Investments, (f) the transfer by any Loan Party of its assets to any other Loan Party, (g) the transfer by any non-Loan Party Subsidiary of its assets to any Loan Party (provided that in connection with any new transfer, such Loan Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer), (h) the transfer by any non-Loan Party Subsidiary of its assets to any other non-Loan Party Subsidiary, (i) dispositions of equipment by way of trade-in, sale (with the application of the net proceeds thereof towards a contemporaneous expenditure) or exchange, in each case, in connection with the purchase of replacement equipment and (j) to the extent constituting a disposition, Liens permitted under Section 9.2, Investments permitted under Section 9.3 and Restricted Payments permitted under Section 9.4.
“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Amount” means an amount equal to the greater of (a) $12,500,000 and (b) twelve and one-half percent (12.5%) of Consolidated EBITDA for the most recent Measurement Period.
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Overnight Bank Funding Rate, plus 0.5%, (b) the Prime Rate, and (c) the Daily 1M SOFR, plus 1.00%, so long as Daily 1M SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) or Section 4.4(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (c) until the circumstances giving rise to such event no longer exist.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in either Section 4.1(a)(i) or Section 4.1(c)(i), as applicable.
“Beneficial Owner” means, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.
        “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
        “Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any violation by the Lenders or Administrative Agent of any applicable Sanctions if the Lenders or Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“Borrower” means as is specified in the introductory paragraph.
“Borrowing Date” means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.
“Borrowing Tranche” means specified portions of Loans outstanding as follows: (a) any Loans to which a Term SOFR Rate Option applies by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, (b) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche, and (c) all Loans to which a Daily SOFR Rate Option applies shall constitute one Borrowing Tranche.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Finance Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person, excluding expenditures funded with insurance proceeds or condemnation awards to the extent that such proceeds or awards are used to purchase assets that are the same as, or substantially functionally equivalent to, the assets giving rise to such condemnation awards or insurance proceeds. For the avoidance of doubt, Permitted Acquisitions or other Acquisitions permitted hereby shall not be deemed to be Capital Expenditures.
“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as of any date of determination, the amount of Permitted Investments under clauses (a) through (d) thereof at such time.
“Cash Management Agreements” means as is specified in Section 2.6(f).
“Cash Management Bank” means any Person that, (a) at the time it enters into an Other Lender Provided Financial Service Product, is the Administrative Agent, a Lender or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Other Lender Provided Financial Service Product in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, is the Administrative Agent, a Lender or an Affiliate of a Lender or the Administrative Agent and a party to such Other Lender Provided Financial Service Product or (c) at the time it becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, is a party to an Other Lender Provided Financial Service Product.
“Cash Management Obligations” means (a) obligations of the Borrower or any of its Subsidiaries in respect of any overdraft and related liabilities arising from treasury,

depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card or credit card programs and similar arrangements.
“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Certificate of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owners of the Borrower.
“CFC Debt” means intercompany loans, Indebtedness or receivables owed or treated as owed by one or more Foreign Subsidiaries.
“CFTC” means the Commodity Futures Trading Commission.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.
“Charge” means any charge, expense or cost of any kind.
“CIP Regulations” means as is specified in Section 11.12.
“Class”, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Term Loans, Incremental Term Loans, Revolving Credit Loans or Swingline Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) Term Loan Commitments or Term Loans, (b) Incremental Term Loan

Commitments or Incremental Term Loans or (c) outstanding Revolving Credit Loans or Revolving Credit Commitments.
“Closing Date” means March 9, 2026.
“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” means the personal property of any Person granted as collateral to secure the Obligations for the benefit of the Secured Parties. For the avoidance of doubt, no real property owned or leased by the Loan Parties shall be required to be Collateral hereunder.
“Collateral Documents” means the Security and Pledge Agreement and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.
“Commercial Letter of Credit” means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties or any of their Subsidiaries in the ordinary course of their business.
“Commitment” means, as to any Lender, its Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment (if any) and, in the case of PNC (in its capacity as the Swingline Loan Lender), its Swingline Loan Commitment (but not the aggregate of its Revolving Credit Commitment and its Swingline Loan Commitment), and “Commitments” means the aggregate of the Revolving Credit Commitments, Term Loan Commitments and Incremental Term Loan Commitments (if any) of all of the Lenders.
“Commitment Fees” means the Revolving Commitment Fee.
“Communications” means as is specified in Section 12.5(d)(ii).
“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State and the U.S. Department of the Treasury and its Office of Foreign Assets Control; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions with respect to the conduct of a Covered Entity.
“Compliance Certificate” means as is specified in Section 8.12(c).
“Conforming Changes” means, with respect to the Term SOFR Rate, the Daily 1M SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, the Daily 1M SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, the Daily 1M SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” mean, for any period of determination, for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, Capital Expenditures for such period.
“Consolidated EBITDA” means, for any period of determination, for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of the following:
(a)     Consolidated Net Income for such period, plus
(b)     the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period (other than in the case of clauses (vii) and (xiii)):
(i)    the provision for taxes based on income, profits or capital, including federal, provincial, territorial, foreign, state, local, franchise, excise, and similar taxes and foreign withholding paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto),
(ii)    total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Finance Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program,
(iii)     depreciation expense,
(iv)     amortization (including amortization of intangibles) expense,
(v)     all non-cash Charges, (excluding any such non-cash Charges (A) representing an accrual or reserve for future cash charges or losses, (B) to the extent that there were cash charges or losses with respect thereto in such period or past accounting periods and (C) representing a write-down of current assets),
(vi)     all extraordinary, unusual or non-recurring Charges (in each case, as determined in good faith by the Borrower),
(vii)     pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower and subject to certification by an Authorized Officer of the Borrower) related to Asset Dispositions, Acquisitions, Investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives (including the renegotiation of contracts and other arrangements) and specified transactions projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months (for the avoidance of doubt including in connection with any of the foregoing, or actions taken, prior to the Closing Date); provided that the amounts under this clause (vii), in the aggregate with the amounts under clauses (viii) and (xi) shall not exceed 20% of Consolidated EBITDA for any relevant period as calculated prior to giving effect to such adjustments,
(viii)    any Charge attributable to the undertaking and/or implementation of business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including, without limitation, in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any new programming or any campus start-ups), including the following: any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any retention or completion bonus, any expansion and/or relocation Charge and any severance Charge; provided that the amounts under this clause (viii), in the aggregate with the amounts under clauses (vii) and (xi) shall not exceed 20% of Consolidated EBITDA for any relevant period as calculated prior to giving effect to such adjustments,
(ix)    the amount of any Charges incurred by the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower (other than in respect of any Disqualified Equity Interests) or net proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), including, without limitation, any non-cash Charges that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements,
(x)    all Charges incurred in connection with any acquisition, investment, issuance of Equity Interests, issuance of Indebtedness, refinancing, amendment, disposition, or other transaction permitted by the Loan Documents, including, without limitation, in connection with the Loan Documents; provided that the amounts under this clause (x) for all such transactions that are not consummated shall not exceed $5,000,000 in the aggregate for any relevant period,
(xi)    Charges (including all fees and expenses or charges relating thereto) (A) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and (B) attributable to Asset Dispositions (other than in the ordinary course of business), as reasonably determined in good faith by the Borrower; provided that the amounts under this clause (xi), in the aggregate with the amounts under clauses (vii) and (viii) shall not exceed 20% of Consolidated EBITDA for any relevant period as calculated prior to giving effect to such adjustments,
(xii)    expenses incurred during such period in connection with earn-out and other deferred payments in connection with any acquisitions constituting an Investment permitted under this Agreement (including any acquisition consummated prior to the Closing Date), to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-out or other deferred payments exceeds the liability booked by the applicable Person therefor,
(xiii)    proceeds of business interruption insurance (whether or not then received so long as the Borrower in good faith expects to receive such proceeds within one (1) year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xiii) (and if not so reimbursed within one (1) year, such amount shall be deducted from Consolidated EBITDA during the next measurement period)), and
(xiv)    the amount of loss on sale of Receivables Assets in connection with a Permitted Receivables Transaction, less
(c)     the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:
(i)     interest income,
(ii)     all extraordinary, unusual or non-recurring gains (in each case, as determined in good faith by the Borrower), and
(iii)     non-cash gains or non-cash items increasing Consolidated Net Income (but excluding any non-cash gains to the extent that they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period).
For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis for any period of measurement during which any Specified Transaction has occurred.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense required to be paid in cash (whether or not actually paid) or, if not required to be paid in cash, described in clause (y) thereof, in each case, calculated for the most recently ended Measurement Period.
“Consolidated Interest Expense” means, for any period of determination, with respect to the Borrower and its Subsidiaries, without duplication, cash interest expense (including (x) that attributable to Finance Lease Obligations and (y) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Transaction which are payable to any Person other than a Loan Party), including commissions, discounts and other fees and Charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof), excluding, in each case:

(a)    amortization of deferred financing costs, debt issuance costs, commissions, original issue discount, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(b)    non-cash interest expense attributable to the movement of the mark-to-market valuation of Swap Obligations, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(c)    costs associated with incurring or terminating Swap Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(d)    penalties and interest relating to taxes,

(e)    accretion or accrual of discounted liabilities not constituting Indebtedness,

(f)    any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and

(g)    annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Loans.

For purposes of this definition, interest on Finance Lease Obligations will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) unusual and non-recurring gains and unusual or non-recurring losses for such period, (b) the net income of any Subsidiary that is not a Loan Party during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Borrower’s (or, if applicable, other Subsidiary’s) equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s (or, if applicable, Subsidiary’s) equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).
“Consolidated Total Indebtedness” means, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date in accordance with GAAP, but excluding (i) Indebtedness of the type described in subsection (c) thereof (other than drawn but unreimbursed obligations under letters of credit or similar instruments), and (ii) Indebtedness of the type described in subsection (d) thereof.
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the ratio of (a) the result of (i) Consolidated Total Indebtedness on such date less (ii) Unrestricted Cash on such date (provided, that, the amount to be subtracted pursuant to this clause (ii) shall not exceed $100,000,000) to (b) Consolidated EBITDA for the most recently ended Measurement Period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each deposit account and securities account that constitutes Collateral and is either (a) maintained with PNC or (b) subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Covered Entity” means (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or (b) above.

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. The rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://

www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Daily SOFR Rate Loan” means a Loan that bears interest based on Daily 1M SOFR.
“Daily SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in either Section 4.1(a)(iii) or Section 4.1(c)(iii), as applicable.
“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 9.1.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lenders, the Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lenders or the Swingline Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder

(provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swingline Loan Lender and each Lender.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred eighty-first (181st) day after the later of the Expiration Date and the Term Loan Maturity Date (in each case, other than any redemption or maturity payable solely in shares of Qualified Equity Interests), (b) requires the payment of any cash dividends at any time prior to the one hundred eighty-first (181st) day after the later of the Expiration Date and the Term Loan Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the one hundred eighty-first (181st) day after the later of the Expiration Date and the Term Loan Maturity Date; provided, that, (x) any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the one hundred eighty-first (181st) day after the later of the Expiration Date and the Term Loan Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date, (y) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person and (z) no Equity Interest held by any future, present or former employee, director, officer or consultant (or their respective Affiliates, heirs, descendants or estate planning vehicles) of the Borrower or any Subsidiary shall be considered a Disqualified Equity Interest because such stock is redeemable or subject to repurchase pursuant to any customary management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“DOE” shall mean the U.S. Department of Education or any successor agency.
“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, lawful currency of the United States of America.
“Domestic Liquidity” means, as of any date of determination, the aggregate amount of Unrestricted Cash.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of the United States, a State thereof or the District of Columbia.
“Drawing Date” means as is specified in Section 2.8(c).
“Earn-Outs” means, with respect to any Person, any earn-out obligations of such Person arising from a Permitted Acquisition or other Acquisition permitted hereunder that are payable based on the achievement of specified financial results over time. Unless otherwise specified herein, the amount of any Earn-Out at the time of determination shall be the aggregate amount, if any, of such Earn-Out that is required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Borrower and its Subsidiaries.
“Educational Agency” shall mean any person, entity or organization, whether governmental, government-chartered, private, or quasi-private, that engages in the granting or withholding of Educational Approvals for, administers Student Financial Assistance programs to, or for the benefit of, students of, or otherwise regulates the performance, operation, financial condition, or academic standards of private post-secondary institutions of higher education, including, without limitation, the DOE, the U.S. Department of Veterans Affairs, the U.S. Department of Defense, any State Educational Agency, and any Accrediting Body.
“Educational Approval” shall mean any license, authorization, approval, certification, or Accreditation required by an Educational Agency with respect to any aspect of a School’s operations in order for such School, or any location or educational program thereof, to operate or to participate in a Student Financial Assistance Program, but excluding approvals or licenses with respect to the activities of individual recruiters at any such School.
“Educational Law” shall mean any applicable statute, law, regulation, rule, order, judgment, decision, decree, or binding standard issued or administered by any applicable Educational Agency.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed) and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.8(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.8(b)(iii)).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person (other than convertible Indebtedness) or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by the Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is insolvent, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the ERISA Group; (h) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; or (i) neither Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 11.15(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.15(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.15(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.15(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.15(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events described in Section 10.1.
“Excluded Accounts” means any deposit account, securities account or commodity account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (ii) which is used solely for paying taxes, including withholding taxes and sales taxes, (iii) which is used solely as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party (including any account solely holding amounts representing fines, violations, fees and similar amounts paid by third parties and owed to municipalities), (iv) holding (1) funds that any of the Borrower and its Subsidiaries receives from federal student financial aid programs under Title IV, and holds in a bank or investment account for federal funds pursuant to 34 C.F.R. 668.163 (or any successor regulation) or otherwise in trust pursuant to 34 C.F.R. 668.161(b) and (2) any similar federal or state student financial aid funds, (v) any accounts holding solely cash collateral or Permitted Investments subject to a Lien permitted by Section 9.2(b) (to the extent constituting a “Permitted Lien” under clauses (c), (d), (n), (p) or (s) of the definition thereof) or 9.2(n)(i) where such Lien precludes a Lien securing the Obligations and (vi) which is a zero balance account.
“Excluded Hedge Liability” or “Excluded Hedge Liabilities” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
“Excluded Property” has the meaning assigned to it in the Security and Pledge Agreement.
“Excluded Subsidiary” means (a) any Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (c) any Foreign Subsidiary, (d) any Immaterial Domestic Subsidiary, (e) any Subsidiary that is prohibited by applicable Law, rule or regulation or contractual obligation existing on the Closing Date or, if later, the date such Subsidiary first becomes a Subsidiary (so long as such prohibition was not created in contemplation of the transactions contemplated hereby or such Person becoming a Subsidiary), from guaranteeing the Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the burden or cost or other consequences (including any adverse tax consequences) of providing a Guaranty of the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (g) any not-for profit Subsidiaries or captive insurance companies, (h) in the case of any obligation under any Excluded Hedge Liability, any Subsidiary of the Borrower that is a Non-Qualifying Party with respect thereto and (i) any Subsidiary that is a Joint Venture; provided that (i) Subsidiaries described in clauses (a) through (c) shall only be Excluded Subsidiaries to the extent that, and for so long as any guaranty by such Subsidiary would have material adverse tax consequences for the Borrower and its Subsidiaries, taken as a whole, or result in a violation of Applicable Laws and (ii) the Borrower may, in its sole discretion, elect to cause one or more Excluded Subsidiaries, subject to the consent of the Administrative Agent (such consent not to be unreasonable withheld, conditioned or delayed), to no longer constitute “Excluded Subsidiaries”.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g), and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed solely due to the failure of the Borrower to provide documentation or information to the IRS).
“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Exempt Student Financial Aid Funds” means (i) funds that (A) any of the Borrower and its Subsidiaries receives from federal student financial aid programs under Title IV, and (B) students do not earn pursuant to 34 C.F.R. §–668.22(e) (or any successor regulation) and (ii) any similar federal or state student financial aid funds.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 1, 2021, by and between the Borrower, the lenders and issuing banks from time to time party thereto and Macquarie Capital Funding, LLC, as administrative agent and collateral agent, as amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time prior to the date hereof.

“Expiration Date” means, with respect to the Revolving Credit Commitments, March 9, 2031, as such date may be extended with respect to certain Lenders’ Revolving Credit Commitments pursuant to Section 12.1.
“Facilities” means the Revolving Credit Facility, the Term Loan Facility and/or the Incremental Term Loan Facility, as the context may require.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and the applicable Issuing Lender, including the provision of cash collateral, shall have been made).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Finance Lease” means, for any Person, any lease (or other arrangement conveying the right to use) of any property by that Person, as lessee, that, in accordance with GAAP, is, or is required to be, accounted for as a finance lease or capital lease on the balance sheet of such Person (subject to the provisions of Section 1.3).
“Finance Lease Obligations” means, for any Person, all obligations of such Person to pay rent and/or other amounts under any Finance Lease, and the amount of such obligations shall, for purposes of this Agreement and the other Loan Documents, be deemed to be the capitalized amount thereof, as determined in accordance with GAAP (subject to the provisions in Section 1.3).
“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” means as is specified in the definition of Lender Provided Foreign Currency Hedge.
“Foreign Holding Company” means any Subsidiary of the Borrower all or substantially all of the assets of which are comprised of Equity Interests in one or more Foreign Subsidiaries or CFC Debt or both.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lenders, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by such Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles as are in effect from time to time in the United States, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.
“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.
“Guarantors” means, collectively, (a) each existing or future direct or indirect Subsidiary of the Borrower (other than Excluded Subsidiaries), (b) any other Person that is from time to time party to the Guaranty Agreement or any other agreement pursuant to which it guarantees the Obligations or any portion thereof and (c) with respect to obligations and liabilities under any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product, the Borrower.

“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Administrative Agent in good faith.
“Guaranty Agreement” means the Continuing Agreement of Guaranty and Suretyship, dated of even date herewith, executed and delivered by each of the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.
“Guaranty Joinder Agreement” means a joinder by a Person as a Guarantor under the Loan Documents in substantially the form of Exhibit B.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, (a) at the time it enters into a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge, is the Administrative Agent, a Lender or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, is the Administrative Agent, a Lender or an Affiliate of a Lender or the Administrative Agent and a party to such Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge or (c) at the time it becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, is a party to a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.
“Hedge Liabilities” means collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.
“Immaterial Domestic Subsidiary” means any Domestic Subsidiary that (together with its respective Subsidiaries), as of any date of determination, (a) does not have (x) total assets in excess of 2.5% of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis, and (y) together with the total assets of all other Immaterial Domestic Subsidiaries (and each of their respective Subsidiaries) at such time, total assets in excess of 5% of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis, (b) did not generate, for the most recently ended Measurement Period, (x) in excess of 2.5% of Consolidated EBITDA and (y) together with all other Immaterial Domestic Subsidiaries (and each of their respective Subsidiaries), in excess of 5% of Consolidated EBITDA and (c) does not hold any material consent, license or approval from an Official Body (including, without limitation, any material Educational Approval) or any Material Contract; provided, that, notwithstanding anything herein to the contrary, no Subsidiary that has become a Loan Party shall thereafter be deemed to be an Immaterial Domestic Subsidiary.
“Increased Amount Date” means as is specified in Section 5.16.
“Incremental Lender” means as is specified in Section 5.16.
“Incremental Loan Commitments” means as is specified in Section 5.16.
“Incremental Loans” means as is specified in Section 5.16.
“Incremental Revolving Credit Commitment” means as is specified in Section 5.16.
“Incremental Revolving Credit Increase” means as is specified in Section 5.16.
“Incremental Term Loan” means as is specified in Section 5.16.
“Incremental Term Loan Commitment” means as is specified in Section 5.16.
“Incremental Term Loan Facility” means the incremental loan facility provided pursuant to Article 2.
“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (a) borrowed money, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c)  obligations (contingent or otherwise) under any acceptance, letter of credit or similar facilities, (d) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency risk management device, (e) any other transaction (including without limitation forward sale or purchase agreements (excluding a forward purchase agreement entered into in the ordinary course of business and not containing any guaranteed minimum purchase amount), Finance Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements and any obligations of such Person in respect of the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due unless being disputed in good faith and by appropriate measures), including, without limitation, Earn-Outs and similar obligations to the extent that such obligations appear or are required to appear as debt on the balance sheet of such Person in accordance with GAAP, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) any Guaranty of Indebtedness of a type referred to in clause (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through

(g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the term “Indebtedness” shall not include any obligations under a Permitted Receivables Transaction (to the extent such obligations are not or are not required to be shown as liabilities on the balance sheet of such Person in accordance with GAAP). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.
“Indemnitee” means as is specified in Section 12.3(b).
“Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.
“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
“Intellectual Property” means all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises related to intellectual property, licenses related to intellectual property and other intellectual property rights.
“Intercompany Note” means an intercompany note between the Loan Parties and their Subsidiaries, in substantially the form of Exhibit K.
“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Term Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month, three months or six months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date or Term Loan Maturity Date, as applicable, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to current or anticipated Indebtedness.
“Interest Rate Hedge Liabilities” means as is specified in the definition of Lender Provided Interest Rate Hedge.
“Interest Rate Option” means any Term SOFR Rate Option, Base Rate Option or Daily SOFR Rate Option.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments, but in each case not in excess of the amount of the initial Investment.
“IRS” means the United States Internal Revenue Service.
“Issuing Lender” means PNC and additional Lenders designated by the Borrower and the Administrative Agent who have agreed to act as an Issuing Lender under this Agreement, each in its individual capacity as an issuer of Letters of Credit hereunder.

“Joint Venture” means a corporation, partnership, limited liability company or other entity that is not itself a Subsidiary in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
“Junior Financing” means (a) any Indebtedness for borrowed money that is expressly subordinated in right of payment to the Obligations, (b) any Indebtedness that is secured on a junior basis to the Liens securing the Obligations, (c) any Earn-Outs, (d) any other unsecured Indebtedness for borrowed money and (e) any Permitted Refinancing in respect of the foregoing.
“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic, excluding Educational Law.
“LCT Election” means as is specified in Section 1.6.
“LCT Test Date” means as is specified in Section 1.6.
“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 5.16.
“Lender Provided Foreign Currency Hedge” means a Foreign Currency Hedge (as the same may be amended, modified, supplemented or restated from time to time) which is entered into between any Loan Party or Subsidiary and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The amounts, obligations and liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3.
“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge (as the same may be amended, modified, supplemented or restated from time to time) which is entered into between any Loan Party or Subsidiary and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The amounts, obligations and liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3.
“Lenders” means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lender, but not the Issuing Lenders.
“Lending Office” means, as to the Administrative Agent, any Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means as is specified in Section 2.8(a).
“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii).
“Letter of Credit Fee” means as is specified in Section 2.8(b).
“Letter of Credit Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
“Letter of Credit Sublimit” means as is specified in Section 2.8(a)(i).
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Limited Condition Transaction” means any Acquisition or any similar Investment by the Borrower or one or more of its Subsidiaries, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.
“LLC Division” means, in the event a Person is a limited liability company, (a) the division of such Person into two or more newly formed limited liability companies (whether or not such Person is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.
“Loan Documents” means this Agreement, the Administrative Agent’s Fee Letter, the Collateral Documents, the Guaranty Agreement, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith.
“Loan Parties” means the Borrower and the Guarantors.
“Loan Request” means a request for a Loan (other than a Swingline Loan), in the form of Exhibit G.
“Loans” means, collectively, and Loan means, separately, all Revolving Credit Loans, Swingline Loans, the Term Loans, the Incremental Loans or any Revolving Credit Loan, Swingline Loan, Incremental Loan or Term Loan.
“Material Adverse Change” means any set of circumstances or events which (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any material provision of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the collective ability of the Loan Parties taken as a whole to duly and punctually pay or perform the Obligations, or (d) impairs materially or would reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
“Material Contract” means, with respect to the Borrower or any of its Subsidiaries, any written contract, agreement, permit or license, as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.
“Material Indebtedness” means Indebtedness for borrowed money (other than the Obligations), Finance Lease Obligations, unreimbursed obligations for letter of credit drawings, financial guarantees and similar instruments (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swaps, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount of $10,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swaps at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap were terminated at such time.
“Maximum Incremental Amount” means the greater of (a) Eighty Million Dollars ($80,000,000) and (b) one hundred percent (100%) of Consolidated EBITDA for the most recent Measurement Period.
“Measurement Period” means, at any date of determination, (a) for any purpose other than as described in clause (b) below, the most recently completed four (4) fiscal quarters of the Borrower for which financial statements have been, or were required to be, delivered pursuant to Section 8.12 (or, prior to the first delivery thereof after the Closing Date, the most recent Statements) and (b) for purposes of calculating compliance with (i) the financial covenants in Sections 9.13 and 9.14 as of the end of any fiscal quarter, the period of four consecutive fiscal quarters then ended and (ii) the financial covenant in Section 9.15, such date of determination.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Lender in their sole discretion.
“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which the Borrower or any member of the ERISA Group has any liability (contingent or otherwise).
“Net Cash Proceeds” means the net cash proceeds received by the Borrower or any of its Subsidiaries with respect to any Asset Disposition, Recovery Event (other than proceeds of business interruption insurance) or Debt Issuance, in each case, in an amount equal to: (a) the aggregate amount of all cash payments (including any cash received by way of release from escrow or deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and excluding any interest payments thereon) received by Borrower or any of its Subsidiaries minus (b)(i) any out of pocket costs, fees and expenses actually incurred in connection therewith (including attorney’s fees, investment banking fees, payments made in order to obtain a necessary consent or required by any applicable Law, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees, commissions, disbursements and costs and expenses in connection with unwinding any swap agreement in connection therewith and payable to a Person that is not an Affiliate of the Borrower), (ii) sales, transfer, income, gains or other taxes payable in connection therewith (to include, without limitation, reserves for the payment of taxes arising therefrom (provided, that, to the extent and at the time any such amounts are released from reserve, such amounts shall constitute Net Cash Proceeds)), and (iii) payment of the outstanding principal amount of, and interest, fees and other obligations with respect to any Indebtedness (other than the Loans) that is secured by a Lien that is senior to the Lien of the Administrative Agent, in any, on the assets in question.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
“Notes” means collectively, and Note means separately, the promissory notes in the form of Exhibit C evidencing the Revolving Credit Loans, in the form of Exhibit D evidencing the Swingline Loan and in the form of Exhibit E evidencing the Term Loans.
“Obligation” means any obligation or liability of any of the Loan Parties or other credit support providers specified in the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Fee Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Erroneous Payment Subrogation Rights, (d) any Lender Provided Foreign Currency Hedge, and (e) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Order” means as is specified in Section 2.8(h).
“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Lender Provided Financial Service Product” means agreements or other arrangements entered into between any Loan Party or Subsidiary and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13).
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
“Participant” means as is specified in Section 12.8(d).
“Participant Register” means as is specified in Section 12.8(d).
“Participation Advance” means as is specified in Section 2.8(c)(iii).
“Payment Date” means the last day of each calendar quarter after the Closing Date and on the Expiration Date, Term Loan Maturity Date or upon acceleration of the Notes.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).
“Permitted Acquisition” means an Acquisition (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:
(a)    (i) Subject to Section 1.6, no Potential Default or Event of Default shall then exist and be continuing or would exist immediately after giving effect thereto and (ii) to the extent that Section 1.6 is applicable, immediately before and immediately after the consummation of such Acquisition, no Event of Default under Section 10.1(a) or 10.1(k) shall have occurred and be continuing;

(b)    Subject to Section 1.6, the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Acquisition on a Pro Forma Basis, (i) the Loan Parties shall be in Pro Forma Compliance and (ii) the Consolidated Total Net Leverage Ratio, calculated for the Measurement Period most recently ended prior to the date of such Acquisition, is less than or equal to 2.25 to 1.00;

(c)    the Administrative Agent, on behalf of the Secured Parties, shall receive a first priority perfected security interest in all property (including, without limitation, Equity Interests but excluding Excluded Property) acquired with respect to the Target in accordance with, and withing the timing required by, the terms of Section 8.8 and the Target, if a Person, shall execute a Joinder Agreement in accordance with, and within the timing required by, the terms of Section 8.8(a); provided that an aggregate cash consideration may be paid for Permitted Acquisitions of Targets that do not become Loan Parties (or are not merged with and into the Borrower or a Subsidiary that is a Loan Party) or of assets (other than Excluded Property) that do not become Collateral, together with (x) the aggregate outstanding amount of all Investments made in reliance on Section

9.3(d)(ii)(C) and (y) the aggregate outstanding amount of Investments made in reliance on Section 9.3(n), in an amount not to exceed, at the time of the making of such Permitted Acquisition, the greater of $12,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Measurement Period after giving Pro Forma Effect to the making of such Permitted Acquisition and any transactions occurring in connection therewith;

(d)    the Administrative Agent and the Lenders shall have received (i) not less than ten (10) Business Days prior to the consummation of any such Acquisition (or such later date as is approved by the Administrative Agent) (A) a description of the material terms of such Acquisition, (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its most recent fiscal year and for any fiscal quarters ended within the fiscal year to date and (C) with a purchase price in excess of $15,000,000, consolidated projected income statements of the Borrower and its Subsidiaries (after giving effect to such Acquisition), and (ii) not less than three (3) Business Days prior to the consummation of any Permitted Acquisition with a purchase price in excess of $15,000,000, a Permitted Acquisition Certificate, executed by an Authorized Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(e)    the Target in any Permitted Acquisition with a purchase price in excess of $20,000,000 shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period most recently ended prior to the acquisition date in an amount greater than $0; and

(f)    such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party or Subsidiary and the Target.

“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.
“Permitted Investments” means:
(a)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in one year or less from the date of acquisition;
(b)    commercial paper maturing in one year or less rated not lower than A-2, by Standard & Poor’s or P-2 by Moody’s Investors Service, Inc. on the date of acquisition;
(c)    demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(d)    money market or mutual funds whose investments are limited to those types of investments described in clauses (a)-(c) above;
(e)    investments made under the Cash Management Agreements or under cash management agreements with any other Lenders;
(f)    other short-term instruments equivalent to those referred to in clauses (a) through (e) above denominated in a foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction; and
(g)    investments made in accordance with the Borrower’s investment policy, as in effect from time to time and approved by the Borrower’s board of directors.
“Permitted Liens” means:
(a)     Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not, either individually or in the aggregate, have a Material Adverse Change;
(c)    Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (i);
(d)    Liens incurred or deposits made to secure the performance of bids, trade contracts (other than for the payment of Indebtedness for borrowed money), governmental contracts and leases (other than Finance Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;
(e)     easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects and minor survey exceptions affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;
(f)    Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 10.1(f);
(g)    Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 9.1 and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(h)    Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;
(i)    Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;
(j)    Liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(k)    Liens arising from grants of leases, subleases, or non-exclusive licenses or sublicenses made in the ordinary course of business;
(l)    rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations in the ordinary course of business, cash management arrangements, in connection with the issuance of letters of credit, bank guarantees or other similar instruments or in connection with purchase orders in the ordinary course of business;
(m)    Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, in the ordinary course of business to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens, either individually or in the aggregate, would not (i) materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole or (ii) reasonably be expected to result in a Material Adverse Change;
(n)    Liens or security given to public utilities or to any municipality or Official Body when required by the utility, municipality or Official Body in connection with the supply of services or utilities to the Borrower and any of its Subsidiaries;
(o)    [reserved];
(p)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;
(q)    any interest or title of (x) a lessor or sublessor under any lease or sublease or (y) a licensor or sublicensor under any license or sublicense, in each case entered into in the ordinary course of business, so long as such interest or title relate solely to the assets subject thereto;
(r)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (iii) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry and are incurred in the ordinary course of business;
(s)    to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any Investment permitted under this Agreement; and
(t)    Liens of any Official Body on Exempt Student Financial Aid Funds.
provided that clauses (a) through (t) shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clauses (d) and (j) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g)

above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness for borrowed money.
“Permitted Receivables Documents” means all documents, instruments and agreements evidencing, relating to or otherwise governing a Permitted Receivables Transaction.
“Permitted Receivables Transaction” means an arrangement whereby the Borrower or any of its Subsidiaries sells, on a non-recourse basis, except to the extent customary in a “true sale” arrangement, its accounts receivable in connection with the collection of such accounts receivable in the ordinary course of business; provided, that, (a) the proceeds of such sales are received entirely in cash, (b) any discount rate applicable to such transaction shall be reasonable and customary based on market terms at such time (as reasonably determined by the Borrower in good faith) and (c) the aggregate face amount of Receivables Assets sold or otherwise disposed of through such transactions shall not exceed the greater of $20,000,000 and 20% of Consolidated EBITDA for the most recently ended Measurement Period during any fiscal year.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any existing Indebtedness of such Person (such existing Indebtedness being referred to herein as the “Existing Debt”); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Existing Debt except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses (including upfront fees and original issue discount) incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments then available and unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 9.1(c), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Existing Debt, (c) if the Existing Debt is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Existing Debt (as determined by the Borrower in good faith), (d) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that guaranteed the Existing Debt and (e) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is (x) unsecured if the Existing Debt is unsecured or (y) not secured on a materially more favorable basis, taken as a whole (as certified by an Authorized Officer of the Borrower to the Administrative Agent), than the Existing Debt if the Existing Debt is secured (as determined in good faith by the Borrower) (it being understood, however, that such Indebtedness may go from being secured to being unsecured). For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 9.1 and, if applicable, secured under Section 9.2. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Subsidiary Consolidation” means the merger that was consummated on March 2, 2026 of National Education Seminars, Inc., an Ohio corporation, and Rasmussen College, LLC, a Delaware limited liability company, with and into American Public University System, Inc., a West Virginia corporation (“APUS”), with APUS as the surviving entity, and the subsequent combination of the Schools into one School.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any member of the ERISA Group or any such Plan to which the Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” means PNC Bank, National Association, its successors and assigns.
“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to any Specified Transaction, that (a) for purposes of calculating the financial covenants set forth in Sections 9.13 and 9.14 and compliance with any other test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis (other than the financial covenant set forth in Section 9.15), such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, including the incurrence of any Indebtedness therewith) shall be deemed to have occurred as of the first day of the most recent Measurement Period preceding the date of such transaction, and, in connection therewith, (i) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition or other Acquisition permitted hereunder shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact), and (ii) (A) any Indebtedness actually or proposed to be repaid in connection with such Specified Transaction shall be deemed to have been repaid as of the first day of the applicable period and (B) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable period and shall be included in the results of the Borrower and its Subsidiaries for such period and (b) for purposes of calculating the financial covenant set forth in Section 9.15, such Specified Transaction shall be deemed to have occurred on the date of such transaction.
“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in an Event of Default (including as a result of failure to be in compliance with the financial covenants in Section 9.13, 9.14 and 9.15) after giving Pro Forma Effect thereto, and, in the case of Section 9.13 and 9.14, based upon the results of operations for the most recently completed Measurement Period, to (a) such transaction and (b) in the case of Section 9.13 and 9.14, all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“Qualified Equity Interests” of any Person means any Equity Interests of such Person that are not Disqualified Equity Interests.
“Ratable Share” means:
(a)    with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;
(b)    with respect to a Lender’s obligation to make Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loan

Commitment bears to the Term Loan Commitments of all of the Lenders, provided that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments of the Lenders and not the amount of their Term Loans;
(d)    with respect to a Lender’s obligation to make Incremental Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Incremental Loans bears to the Incremental Loans of all of the Lenders, provided that, if the Incremental Loans have not yet been funded, the computation in this clause shall be determined based upon the Incremental Loan Commitments of the Lenders and not the amount of their Incremental Loans; and
(e)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment, Term Loans, Incremental Term Loans and unfunded Incremental Term Loan Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments, Term Loans, Incremental Term Loans and unfunded Incremental Term Loan Commitments of all Lenders; provided, however that (A) if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and (B) if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments and not the current amount of the Term Loans, in each case, subject to Section 5.15.
“Receivables Assets” shall mean student loans and accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.
“Reimbursement Obligation” means as is specified in Section 2.8(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
“Removal Effective Date” means as is specified in Section 11.6(b).
“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Administrative Agent, the Collateral Agent, any lead arranger, the Issuing Lenders, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or Sanctions, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Sanctioned Person in violation of applicable Sanctions, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction in violation of applicable Sanctions; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law or Sanctions specific representations and covenants herein.
“Required Lenders” means:
(a)    If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(b)    If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (i) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), (ii) the aggregate outstanding amount of any Term Loans and (iii) the aggregate outstanding amount of any Incremental Loans.
“Required Share” means as is specified in Section 5.11.
“Resignation Effective Date” means as is specified in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire (including any forward equity sale agreement, commitment or confirmation unless settled in common Equity Interests of the Borrower) any such Equity Interests in the Borrower.
“Revolving Commitment Fee” means as is specified in Section 2.3.
“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders. As of the Closing Date, the aggregate amount of the Revolving Credit Commitments of all of the Lenders is $40,000,000.
“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2.
“Revolving Credit Loans” means, collectively, and “Revolving Credit Loan” means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or Section 2.8(c).
“Revolving Facility Usage” means at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swingline Loans, and the Letter of Credit Obligations.
“Sanctioned Jurisdiction” means, at any time, a country, territory, or jurisdiction that is itself the subject or target of comprehensive U.S. sanctions, currently, Cuba, Iran, North Korea, the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions.
“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by any Compliance Authority.

“School” shall mean a post-secondary institution of higher education consisting of a main campus, and, if applicable, any additional locations, campuses or branches thereof, operated by the Borrower or any of its Subsidiaries, and identified by an Office of Postsecondary Education Identification (OPEID) number issued by the DOE or approved by any Educational Agency.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security and Pledge Agreement” means the Security and Pledge Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.
“Settlement Date” means the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11.
“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).
“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person on a going concern basis is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any Asset Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries.
“Specified Property” means each of (i) 300 S George Street, Charles Town, West Virginia 25414, (ii) 111 West Congress Street, Charles Town, West Virginia 25414, (iii) 216 S George St. Charles Town, West Virginia 25414, (iv) 303 W 3rd Ave, Ranson, West Virginia 25438 and (v) 406 S Buchanan, Ranson, West Virginia 25438.
“Specified Transactions” means, with respect to any period, any Investment (including, without limitation, any Permitted Acquisition), sale, transfer or other disposition of assets (including, without limitation, any Specified Disposition or Recovery Event), incurrence or repayment of Indebtedness, Restricted Payment or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” or requires a test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.
“State Educational Agency” shall mean any state educational licensing authority, agency, department, board, or commission that provides any approval, certification, exemption, or other authorization that is necessary for a post-secondary institution to provide post-secondary education in that state, whether via in-person or online delivery, or to otherwise operate in the agency’s jurisdiction, including, without limitation, any approval(s) (a) required under applicable state Law to offer an educational program, (b) required under applicable state Law for graduates of an educational program to obtain professional licensure in such state, or (c) that is needed to participate in any Student Financial Assistance program.
“Statements” means as is specified in Section 6.4(a).
“Student Financial Assistance” shall mean any form of student financial assistance, grants, or loans that is sponsored, administered, or funded by any Educational Agency, including, but not limited to: (a) the Title IV Programs and any other program authorized by the HEA; (b) the educational benefits programs administered by the U.S. Department of Veterans’ Affairs; or (c) the educational benefits programs administered by the U.S. Department of Defense.
“Subsidiary”, of any Person, at any time means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such

Person’s Subsidiaries, or (b)  which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries.
“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.
“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrower pursuant to Section 2.1(b) hereof in an aggregate principal amount up to $5,000,000.
“Swingline Loan Lender” means PNC, in its capacity as a lender of Swingline Loans.
“Swingline Loan Note” means the Swingline Loan Note of the Borrower in the form of Exhibit D evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancing or refunding thereof in whole or in part.
“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.5(b) hereof.
“Swingline Loans” means, collectively, and “Swingline Loan” means, separately, all Swingline Loans or any Swingline Loan made by PNC to the Borrower pursuant to Section 2.1(b) hereof.
“Target” means as is specified in the definition of Permitted Acquisition.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” means a Lender holding a portion of the Term Loan and/or any Incremental Term Loan.
“Term Loan” means as is specified in Section 3.1; “Term Loans” means, collectively, all of the Term Loans.
“Term Loan Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and “Term Loan Commitments” means the aggregate Term Loan Commitments of all of the Lenders.

As of the Closing Date, the aggregate amount of the Term Loan Commitments of all of the Lenders is $90,000,000.
“Term Loan Facility” means the term loan facility provided pursuant to Section 3.1.
“Term Loan Maturity Date” means (a) with respect to the Term Loans (other than any Incremental Term Loans), March 9, 2031, and (b) with respect to any Incremental Term Loans, the date set forth in the relevant Lender Joinder Agreement with respect to such Incremental Term Loans, in each case, as such date may be extended with respect to certain Lenders’ Term Loans pursuant to Section 12.1.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.
“Term SOFR Rate Loan” means a Loan that bears interest based on Term SOFR Rate.
“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) or Section 4.1(c)(ii), as applicable.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Title IV” means Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended (20 U.S.C.A. §§ 1070 et seq.), and any amendments or successor statutes thereto.

“Title IV Programs” means, collectively, the federal student financial assistance programs authorized by Title IV, including in particular those programs as listed in 34 C.F.R. § 668.1(c) or any successor regulation.
“UCP” means as is specified in Section 12.11(a).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts of the Borrower and its Subsidiaries in the United States to the extent that (a) it would not appear as “restricted” on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP (unless such appearance is related solely to the Loan Documents (or the Liens created thereunder)) and (b) it is not subject to any Lien in favor of any Person (other than (i) the Lien of the Administrative Agent, for the benefit of the Secured Parties, (ii) other Liens consisting of ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder) and (iii) Liens of the type described in any of clauses (a) and (f) of the definition of Permitted Liens.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” means as is specified in Section 5.9(g)(ii)(2)(III).
“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2“Construction”. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
1.3Accounting Principles; Changes in GAAP; Pro Forma Calculations; Cash Netting.
(a)Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.6(a).
(b)Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, including the financial covenants in Sections 9.13, 9.14 and 9.15 (including for purposes of determining the Applicable Margin) and any other financial ratio or test, such test shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Sections 9.13 and 9.14 and the Applicable Margin, if applicable, the date of the required calculation shall be the last day of the Measurement Period, and no Specified Transaction occurring thereafter shall be taken into account).
(d)Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or any Subsidiary incurs Indebtedness under a ratio-based basket, such ratio-based basket (together with any other ratio-based basket utilized in connection therewith, including in respect of other Indebtedness, Liens, Asset Dispositions, Investments, Restricted Payments or payments in respect of Indebtedness) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not constitute Unrestricted Cash that reduces the numerator of the Consolidated Total Net Leverage Ratio pursuant to clause (a)(ii) of the definition of such term).
(e)Notwithstanding anything to the contrary herein, any testing of the financial covenants in Section 9.13 and 9.14 prior to March 31, 2026 (whether on a Pro Forma Basis or otherwise), shall use the required covenant levels as of March 31, 2026.
(f)Notwithstanding any other provision contained herein, all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Finance Lease or Finance Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 that would otherwise require such obligation to be recharacterized as a Finance Lease Obligation.
1.4Divisions. Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under each other Loan Document (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.5Benchmark Replacement Notification; Rates. Section 4.4(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.6Limited Conditionality Transactions. Notwithstanding anything in this Agreement or any other Loan Document to the contrary (except as otherwise expressly provided in clause (a)(ii) of the definition of “Permitted Acquisition” and in Section 5.16), when (a) calculating any applicable ratio or any other basket based on Consolidated Net Income or Consolidated EBITDA or total assets or determining other compliance with this Agreement (other than determining actual (versus pro forma) compliance with the financial covenants in Sections 9.13, 9.14 and 9.15), in connection with incurrence of Indebtedness, the creation of Liens, the making of any Asset Disposition or the making of an Investment, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default (other than under Section 10.1(a) or 10.1(k)) has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Asset Disposition or the making of an Investment, in each case in connection with such Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default (other than under Section 10.1(a) or 10.1(k)) has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Measurement Period ending on or prior to the LCT Test Date for which financial statements of the Borrower and its Subsidiaries have been (or were required to have been) delivered pursuant to Section 8.12(a) or Section 8.12(b), as applicable, the Loan Parties could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction (other than with respect to any Restricted Payment or any prepayment, repayment, acquisition, redemption or similar payment on any Junior Financing) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated on the LCT Test Date. Notwithstanding the foregoing to the contrary, at the time the applicable Limited Condition Transaction is consummated, (i) no Event of Default under Section 10.1(a) or 10.1(k) shall exist and (ii) the representations and warranties required to be satisfied in connection therewith shall be limited to those customary “specified credit agreement representations” and “specified acquisition agreement representations”.
1.7Basket Usage. Notwithstanding anything to the contrary contained herein, in the event any item of Indebtedness, Lien, Restricted Payment, Investment, Asset Disposition or other transaction or action (or any of the foregoing in a single transaction or a series of substantially concurrent related transactions) meets the criteria of one or more than one of the categories of baskets under this Agreement (including within any defined terms), including any financial ratio based baskets, (a) the Borrower may, in its sole discretion, divide and classify and later re-divide and reclassify on one or more occasions (based on circumstances existing on the date of any such re-division and reclassification) any such item of Indebtedness, Lien, Restricted Payment, Investment, Asset Disposition or other transaction or action, in whole or in part, among one or more than one baskets available for such category of items under this Agreement, and (b) availability and utilization of any financial ratio based baskets (i.e., incurrence-based baskets) with respect to any covenant shall first be calculated without giving effect to the amount or portion of any item of Indebtedness, Lien, Restricted Payment, Investment, Asset Disposition or other transaction or action to be utilized under any other baskets under such covenant at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category of baskets that are not financial ratio based (including all baskets based on fixed Dollar amounts or a percentage of Consolidated EBITDA or consolidated total assets under such covenant) shall be calculated under such baskets. Each item of Indebtedness, Lien, Restricted Payment, Investment, Asset Disposition or other transaction or action will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to any available categories of financial ratio based baskets as set forth above prior to any other category of baskets.
ARTICLE 2
REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES
2.1Revolving Credit Commitments.
(a)Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding

Swingline Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1. No Revolving Credit Loans shall be made on the Closing Date.
(b)Swingline Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 with respect to Swingline Loans, PNC may, at its option, cancelable at any time for any reason whatsoever, make Swingline Loans in Dollars (the “Swingline Loans”) to the Borrower at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swingline Loan Commitment, provided that after giving effect to such Swingline Loan (i) the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1(b). Swingline Loans shall be Base Rate Loans, as further provided herein.
2.2Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3Revolving Commitment Fees. Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Revolving Commitment Fee”) equal to the Applicable Margin for Revolving Commitment Fees for such day (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the difference for such day between the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Revolving Commitment Fee, the Revolving Facility Usage with respect to the portion of the Revolving Commitment Fee allocated to PNC shall include the full amount of the outstanding Swingline Loans, and with respect to the portion of the Revolving Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Revolving Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swingline Loans); provided that no Defaulting Lender shall be entitled to receive any Revolving Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Revolving Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Revolving Commitment Fees shall be payable in arrears on each Payment Date.
2.4Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative

Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders and provided further that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Swingline Loan Commitment then in effect, the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date of reduction or termination) if such condition is not satisfied.
2.5Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests.
(a)Revolving Credit Loan Requests; Conversions and Renewals. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans, by delivering to the Administrative Agent, not later than 10:00 a.m. Eastern Time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Term SOFR Rate Option applies or the conversion to or the renewal of the Term SOFR Rate Option for any Revolving Credit Loans; (ii) one (1) Business Day prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Daily SOFR Rate Option applies or the conversion to the Daily SOFR Rate Option for any Revolving Credit Loans; and (iii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan, of a duly completed Loan Request therefor or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form, it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the requested Interest Rate Option, the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche; provided that a Loan Request may state that such Loan Request is conditioned upon the occurrence of some other identifiable event or condition, including, but not limited to, a Permitted Acquisition or other Investment permitted hereunder, in which case such Loan Request may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the date of such borrowing pursuant to the Loan Request) if such condition is not satisfied.

(b)Swingline Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit H hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swingline Loan, which shall be not less than $100,000.
2.6Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans.
(a)Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5, notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2, fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6(b).
(b)Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)Making Swingline Loans. So long as PNC elects to make Swingline Loans, PNC shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b), fund such Swingline Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. Eastern Time on the Borrowing Date. A Swingline Loan Note shall, if required by PNC, evidence the Swingline Loans.
(d)Repayment of Revolving Credit Loans. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date.
(e)Borrowings to Repay Swingline Loans.
(i)Upon the making of a Swingline Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from PNC, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Ratable Share. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall immediately either (A) make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to the Borrower, fund such Swingline Loan participations by paying to PNC such Lender’s Ratable Share of the outstanding Swingline Loans. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5(a) without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) or in Section 7.2 are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from PNC.
(ii)If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)Swingline Loans Under Cash Management Agreements. In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.6(c), without the requirement for a specific request from the Borrower pursuant to Section 2.5(b), PNC as the Swingline Loan Lender may make Swingline Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swingline Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swingline Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swingline Loans made pursuant to this Section 2.6(f) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount specified in Section 2.1(b), (ii) not be subject to the limitations as to individual amount specified in Section 2.5(b), (iii) be payable by the Borrower, both as to principal and interest, at the rates and times specified in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swingline Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6(e), and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2.
2.7Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swingline Loans, Term Loans and Incremental Loans made to it by each Lender, together with interest thereon, may, upon request of a Lender, be evidenced by a revolving credit Note, a swing Note, a term Note and an incremental loan Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment, Swingline Loan Commitment, Term Loan Commitment or Incremental Loan Commitment, as applicable, of such Lender.
2.8Letter of Credit Subfacility.
(a)Issuance of Letters of Credit. The Borrower or any other Loan Party may at any time prior to the Expiration Date request the issuance of a letter of credit denominated in Dollars (each, a “Letter of Credit”) for its own account or the account of another Loan Party or any Subsidiary of a Loan Party or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to an Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 10:00 a.m. Eastern Time at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit). The Borrower or any Loan Party shall authorize and direct the applicable Issuing Lender to name the Borrower or any Loan Party or any Subsidiary of a Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, such Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.
(i)Unless an Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, such Issuing Lender or any of such Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the date that is five (5) Business Days prior to the Expiration Date, except to the extent Cash Collateralized or backstopped in an amount of at least the Minimum Collateral Amount to the satisfaction of the applicable Issuing Lender and provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $25,000,000 (the “Letter of Credit Sublimit”) or (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article 7 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if the applicable Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.
(ii)Notwithstanding Section 2.8(a)(i), an Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or Law request or directive, shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(b)Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Letter of Credit Fees times the daily amount available to be drawn under each Letter of Credit (it being understood and agreed that in no event shall the fee under this subsection (i) in respect of any Letter of Credit be less than the Administrative Agent’s minimum fee in effect from time to time), and (ii) to the applicable Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following the issuance of each Letter of Credit. The Borrower shall also pay to the applicable Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
(c)Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
(i)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the applicable Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Lender prior to 12:00 noon on the date (each such date, a “Drawing Date”) that is one (1) Business Day after the date that an amount is paid by such Issuing Lender under any Letter of Credit by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender. In the event the Borrower fails to reimburse such Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 7.2 other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lenders pursuant to this Section 2.8(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8(c)) each be deemed to have (A) made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount, or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to the Borrower, funded its Ratable Share of the Reimbursement Obligations arising by reason of such drawing. If any Lender so notified fails to make available to the Administrative Agent for the account of such Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and such Issuing Lenders will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or any Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).
(iii)With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.8(c)(i), because of the Borrower’s failure to satisfy the conditions specified in Section 7.2 other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of an Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).
(d)Repayment of Participation Advances.
(i)Upon (and only upon) receipt by the Administrative Agent for the account of an Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.
(ii)If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of an Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate in effect from time to time.
(e)Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lenders’ application and agreement for letters of credit and the Issuing Lenders’ written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict or inconsistency between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lenders shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
(f)Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, an Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
(g)Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c), as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse an Issuing Lenders upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the applicable Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Sections 2.1, 2.5, 2.6 or 7.2 or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c);
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the applicable Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuing Lender or any of its Affiliates has been notified thereof;
(vi)payment by the applicable Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)any failure by the applicable Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)any breach of this Agreement or any other Loan Document by any party thereto;
(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(h)Liability for Acts and Omissions. As between any Loan Party and any Issuing Lender, or such Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve an Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, in no event shall an Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Issuing Lenders and each of their Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
(i)    Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9Title IV Program Funds. The Administrative Agent and Lenders recognize that the Schools, as a trustees of Title IV funds, may not use or hypothecate (i.e., use as collateral) Title IV Program funds for any other purposes or otherwise engage in any practice that risks the loss of those Title IV Program funds, including in securing any revolving credit facility or letter of credit.
ARTICLE 3
TERM LOANS
3.1Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrower in U.S. Dollars on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding, such Lender’s Term Loan Commitment.
3.2Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.
(a)The obligations of each Lender to make Term Loans to the Borrower shall equal its Ratable Share of the requested Term Loan; provided that no Lender’s Term Loan to the Borrower shall exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date, and any portion of the Term Loan Commitment not drawn on the Closing Date shall automatically expire. The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1.
(b)The Borrower shall repay to the applicable Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 and Section 5.3):

Date	Amount
June 30, 2026	$1,125,000.00
September 30, 2026	$1,125,000.00
December 31, 2026	$1,125,000.00
March 31, 2027	$1,687,500.00
June 30, 2027	$1,687,500.00
September 30, 2027	$1,687,500.00
December 31, 2027	$1,687,500.00
March 31, 2028	$1,687,500.00
June 30, 2028	$1,687,500.00
September 30, 2028	$1,687,500.00
December 31, 2028	$1,687,500.00
March 31, 2029	$2,250,000.00
June 30, 2029	$2,250,000.00
September 30, 2029	$2,250,000.00
December 31, 2029	$2,250,000.00
March 31, 2030	$2,250,000.00
June 30, 2030	$2,250,000.00
September 30, 2030	$2,250,000.00
December 31, 2030	$2,250,000.00

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
(c)Unless previously terminated, the Term Loan Commitments shall terminate at 5:00 p.m., Eastern Time, on the Closing Date.
3.3[Reserved].
3.4[Reserved].
3.5Making Term Loans; Presumptions by the Administrative Agent.
(a)Requests, Conversions and Renewals. Except as otherwise provided herein, the Borrower may from time to prior to the Term Loan Maturity Date, request the Lenders to renew or convert the Interest Rate Option applicable to existing Term Loans pursuant to Section 4.2, by delivering to the Administrative Agent, not later than 10:00 a.m. Eastern Time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the conversion to or the renewal of the Term SOFR Rate Option for any Term Loans; (ii) one (1) Business Day prior to the proposed Borrowing Date with respect to the conversion of the Daily SOFR Rate Option for any Term Loans; and (iii) the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Term Loan, of a duly completed Loan Request therefor or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form, it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Such Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche.
(b)Notifications to Lenders. The Administrative Agent shall, promptly after receipt by it of a Loan Request requesting the making of Term Loans pursuant to Section 3.1, notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Term Loans as determined by the Administrative Agent. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Term Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2, fund such Term Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Term Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 3.5(c).
(c)Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Term Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Term Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 3.5(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Term Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Term Loan. If such Lender pays its share of the applicable Term Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
3.6Title IV Program Funds. The Administrative Agent and Lenders recognize that the Schools, as a trustees of Title IV Program funds, may not use or hypothecate (i.e., use as collateral) Title IV Program funds for any other purposes or otherwise engage in any practice that risks the loss of those Title IV Program funds.
ARTICLE 4
INTEREST RATES
4.1Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option, Term SOFR Rate Option or Daily SOFR Rate Option specified below applicable to the Revolving Credit Loans, the Term Loans, or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate

Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches of Revolving Credit Loans or more than five (5) Borrowing Tranches of Term Loans; provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the Term SOFR Rate Option or Daily SOFR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Term SOFR Rate Option and/or the Daily SOFR Rate Option shall be converted immediately to the Base Rate Option, subject in all cases to the obligation of the Borrower to pay any indemnity under Section 5.10 in connection with any such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Term SOFR Rate or Daily 1M SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(a)Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate;
(ii)Term SOFR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin; or
(iii)Daily SOFR Rate Option. A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily 1M SOFR plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in Daily 1M SOFR.
(b)Swingline Loan Interest Rate. The Swingline Loans shall accrue interest at a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.
(c)Term Loan Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:
(i)Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate;
(ii)Term SOFR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin; or
(iii)Daily SOFR Rate Option. A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily 1M SOFR plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in Daily 1M SOFR.

(d)Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
(e)Conforming Changes Relating to Term SOFR Rate or Daily 1M SOFR. With respect to the Term SOFR Rate and/or Daily 1M SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
4.2Interest Periods. At any time when the Borrower shall select, convert to or renew a Term SOFR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such Term SOFR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term SOFR Rate Option:
(a)Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Term SOFR Rate Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.5(a); and
(b)Renewals. In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
4.3Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, (x) automatically, in the case of an Event of Default under Section 10.1(a) or 10.1(k) and (y) at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent, in the case of all other Events of Default:
(a)Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) or Section 4.1, respectively, shall be increased by 2.0% per annum;
(b)Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and
(c)Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.
4.4Term SOFR Rate and/or Daily 1M SOFR Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a)Unascertainable; Increased Costs. If:
(i)with respect to the Term SOFR Rate, on or prior to the first day of an Interest Period:
(1)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Term SOFR Rate cannot be determined pursuant to the definition thereof; or (y) a fundamental change has occurred with respect to the Term SOFR Rate (including, without limitation, changes in national or international financial, political or economic conditions), or
(2)the Required Lenders determine that for any reason in connection with any request for a Term SOFR Rate Loan or a conversion thereto or a continuation thereof that the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent,
(ii)with respect to Daily 1M SOFR, on any date:
(1)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) Daily 1M SOFR cannot be determined pursuant to the definition thereof; or (y) a fundamental change has occurred with respect to Daily 1M SOFR (including, without limitation, changes in national or international financial, political or economic conditions), or
(2)the Required Lenders determine that for any reason in connection with any request for a Daily SOFR Rate Loan or a conversion thereto that Daily 1M SOFR with respect to a proposed Daily SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall have the rights specified in Section 4.4(c).
(b)Illegality. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Loan or Daily SOFR Rate Loan, or the determination or charging of interest rates based on the Term SOFR Rate or Daily 1M SOFR, has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 4.4(c).
(c)Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4(a) above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) above, such Lender shall promptly notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Daily SOFR Rate Loan (to the extent of the affected Daily SOFR Rate Loans) or a Term SOFR Rate Loan (to the extent of the affected Term SOFR Rate Loan or Interest Periods) shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4(a) (A) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of (x) a Term SOFR Rate Option and the Term SOFR Rate Option has not yet gone into effect or (y) a Daily SOFR Rate Option and the Daily SOFR Rate Option has not yet gone into effect, in either case, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans, (B) any outstanding affected Daily SOFR Rate Loans will be deemed to have been converted into Base Rate Loans immediately and (C) any outstanding affected Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. If any Lender notifies the Administrative Agent of a determination under Section 4.4(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10, as to any Loan of the Lender to which a Term SOFR Rate Option or Daily SOFR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.2. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
(d)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this clause (d)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Loan bearing interest based on the Term SOFR Rate or Daily 1M SOFR, conversion to or continuation of Loans bearing interest based on the Term SOFR Rate or Daily 1M SOFR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)Definitions. As used in this Section:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” means, initially, the Term SOFR Rate and Daily 1M SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate, Daily 1M SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

    “Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)Daily Simple SOFR;
(2)the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
provided that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
    “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available

Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate and Daily 1M SOFR or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.5Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans or Term Loans, as the case may be, commencing upon the last day of the existing Interest Period. If the Borrower provides any Loan Request related to a Loan at the Term SOFR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest

Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.
ARTICLE 5
PAYMENTS; TAXES; YIELD MAINTENANCE
5.1Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. Eastern Time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. Eastern Time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.
5.2Voluntary Prepayments.
(a)Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13, in Section 5.8 and Section 5.10). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time at least one (1) Business Day prior to the date of prepayment of Loans bearing interest at the Base Rate Option or the Daily SOFR Rate Option and at least three (3) Business Days in the case of Loans bearing interest at the Term SOFR Rate Option, or no later than 1:00 p.m. Eastern Time on the date of prepayment of Swingline Loans (in each case, or such later time and/or date as the Administrative Agent may agree in its sole discretion), setting forth the following information:
(i)the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(ii)a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans and Swingline Loans;
(iii)a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies, Loans to which the Term SOFR Rate Option applies and Loans to which the Daily SOFR Rate Option applies; and
(iv)the total principal amount of such prepayment, which shall not be less than the lesser of (A) the Revolving Facility Usage or (B) $100,000 for any Swingline Loan or $500,000 for any Revolving Credit Loan or Term Loan.

All prepayment notices shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date of prepayment) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.2 shall be applied to the unpaid installments of principal of the Term Loans as directed by the Borrower (or, in the absence of any such direction, in the direct order of scheduled maturities). Except as provided in Section 4.4(c), if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (1) first to Revolving Credit Loans and then ratably to Term Loans; and (2) after giving effect to the allocations in clause (1) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans as to which the Daily SOFR Rate Option applies and then to Loans to which the Term SOFR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.
5.3Mandatory Prepayments.
(a)Sale of Assets. Within five (5) Business Days of (i) the receipt of any Net Cash Proceeds in excess of $5,000,000 in any fiscal year in respect of any Asset Disposition (other than an Asset Disposition permitted by Section 9.6(a), (b), (c), (d), (e), (f), (g), (h), (i), (l) or (n)) or (ii) the receipt of any Net Cash Proceeds in excess of $5,000,000 in any fiscal year arising from any Recovery Event, the Borrower shall make a mandatory prepayment of the Facilities equal to one hundred percent (100%) of the Net Cash Proceeds in excess of such $5,000,000 threshold of such Asset Disposition or one hundred percent (100%) of the Net Cash Proceeds in excess of such $5,000,000 threshold arising from such Recovery Event (as estimated in good faith by the Borrower); provided, however, that so long as no Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so prepaid at the election of the Borrower (as notified by the Borrower to the Administrative Agent prior to the required date of prepayment) to the extent such Net Cash Proceeds are (1) reinvested in operating assets (but specifically excluding current assets as classified by GAAP) within twelve (12) months of the date of receipt of Net Cash Proceeds from such Asset Disposition or Recovery Event or (2) committed to be reinvested in operating assets (but specifically excluding current assets as classified by GAAP) within twelve (12) months of the date of receipt of Net Cash Proceeds from such Asset Disposition or Recovery Event and so reinvested with eighteen (18) months of the date of receipt of Net Cash Proceeds from such Asset Disposition or Recovery Event; provided, further, that, the failure to reinvest such Net Cash Proceeds by such date shall result in such Net Cash Proceeds being promptly (but in any event within three (3) Business Days) applied to prepay the Facilities. All prepayments pursuant to this Section 5.3(a) shall be applied, first, to payment of the principal amount of the Term Loans (on a ratable basis) by application (x) first, to the next four (4) principal installments thereof in the direct order of scheduled maturities and (y) then to the remaining unpaid installments of principal (including the installment due on the Term Loan Maturity Date) on a pro rata basis and, second, to the Revolving Credit Facility in the manner set forth in Section 5.3(e).
(b)[reserved].

(c)Debt Issuance. Within one (1) Business Day of the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall make a mandatory prepayment of the Facilities equal to the Net Cash Proceeds of such Debt Issuance. All prepayments pursuant to this Section 5.3(c) shall be applied, first, to payment of the principal amount of the Term Loans (on a ratable basis) by application (x) first, to the next four (4) principal installments thereof in the direct order of scheduled maturities and (y) then to the remaining unpaid installments of principal (including the installment due on the Term Loan Maturity Date) on a pro rata basis and, second, to the Revolving Credit Facility in the manner set forth in Section 5.3(e).
(d)Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.3 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then ratably to Loans subject to a Term SOFR Rate Option or Daily SOFR Rate Option. In accordance with Section 5.10, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term SOFR Rate Option on any day other than the last day of the applicable Interest Period.
(e)Application of Mandatory Prepayments in Respect of Revolving Credit Facility. Except as otherwise provided in Section 5.15, prepayments of the Revolving Credit Facility made pursuant to this Section 5.3, first, shall be applied ratably to the Letter of Credit Borrowings and the Swingline Loans, second, shall be applied to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining Letter of Credit Obligations, in each case, without any permanent reduction of the Revolving Credit Commitments.
5.4Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lenders’ fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4(c) in the case of an event specified in Section 4.4, 5.13 or 5.8) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as specified in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swingline Loans shall be made by or to the Swingline Loan Lender according to Section 2.6(e).
5.5Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or any other right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
5.6Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies, two hours prior to the proposed time of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) or Section 3.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative

Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.7Interest Payment Dates. Interest on Loans to which the Base Rate Option or Daily SOFR Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Term SOFR Rate Option applies shall be due and payable on the last day of each Interest Period and, if such Interest Period is longer than three (3) months, also at the end of each three month period during such Interest Period. Interest on mandatory prepayments of principal under Section 5.3 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date or Term Loan Maturity Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.
5.8Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate or Daily 1M SOFR) or any Issuing Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender, any Issuing Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Lender or other Recipient (which request shall be accompanied by a certificate as described in Section 5.8(c) below), the Borrower will pay to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered, so long as such Lender, such Issuing Lender or other Recipient, as applicable, shall generally be exercising similar rights with respect to borrowers under similar circumstances.
(b)Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then upon request of such Lender or Issuing Lender (which request shall be accompanied by a certificate as described in Section 5.8(c) below), the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered, so long as such Lender or such Issuing Lender, as applicable, shall generally be exercising similar rights with respect to borrowers under similar circumstances.
(c)Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or such Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
5.9Taxes.
(a)Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lenders and the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9.(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(1)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(2)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed originals of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(3)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9(h)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
5.10Indemnity. In addition to the compensation or payments required by Section 5.8 or Section 5.9, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(a)payment, prepayment, conversion or renewal of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due); or
(b)attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 or Section 4.2 or notice relating to prepayments under Section 5.2 or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or
(c)any assignment of a Loan under the Term SOFR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 5.13.
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
5.11Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swingline Loans and the Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the

Swingline Loans (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1(b). The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.
5.12Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of such Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and such Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.12 or Section 5.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce such Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and such Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15 the Person providing Cash Collateral and such Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.12(a) above.

5.13Replacement of a Lender. If any Lender requests compensation under Section 5.8, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.14, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 or Section 5.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.8;
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 5.8 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Law; and
(e)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(f)A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(g)Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an Issuing Lender may not be replaced as an Issuing Lender hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to each such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 11.6.
5.14Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8, or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 or Section 5.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
5.15Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.2(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or Swingline Loan Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.12; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.12; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(1)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(2)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12.
(3)With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.12, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures specified in Section 5.12.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Loan Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Loan Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
5.16Incremental Loans.
At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:
(a)one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans (any such additional term loan, an “Incremental Term Loan”); or
(b)one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans”);
(c)provided that (i) the total aggregate principal amount for all such Incremental Loan Commitments shall not (measured as of any date of incurrence thereof) exceed the Maximum Incremental Amount, (ii) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000, (iii) the Borrower shall be limited to a maximum of three (3) Incremental Loan Commitments and (iv) no Incremental Revolving Credit Commitment shall increase the aggregate amount of the Revolving Credit Commitments to an amount that exceeds the amount that is thirty-one percent (31%) of the sum of (A) the aggregate amount of the Revolving Credit Commitments (as increased by such Incremental Revolving Credit Commitments) plus (B) the aggregate outstanding principal amount of Term Loans and Incremental Term Loans at such time. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective. The Borrower may invite existing Lenders, any Affiliate of any Lender, any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent (such approval not to be unreasonably withheld), to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that both the Swingline Loan Lender and each Issuing Lender shall consent to each Incremental Lender providing any portion of an Incremental Revolving Credit Commitment (such consent not to be unreasonably withheld). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(i)no Potential Default or Event of Default shall exist and be continuing on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith; provided, that, in connection with any Incremental Loans the primary purpose of which is to finance a Limited Condition Transaction, at the option of the Borrower, there shall be (x) no Potential Default or Event of Default as of the LCT Test Date and (y) no Event of Default under Section 10.1(a) or 10.1(k) as of the date such Limited Condition Transaction is consummated;
(ii)the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with (1) the financial covenants specified in Sections 9.13 and 9.14 based on the financial statements most recently delivered pursuant to Section 8.12(a) or 8.12(b), as applicable, and (2) the financial covenant specified in Section 9.15, in each case of the foregoing clauses (1) and (2), both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully drawn) and (z) any Permitted Acquisition or other Investment permitted hereunder consummated in connection therewith (it being understood and agreed that (A) for purposes of calculating the Consolidated Total Net Leverage Ratio for purposes of this clause (ii), the proceeds of such Incremental Loan Commitment and any Incremental Loans thereunder shall not qualify as Unrestricted Cash and (B) in the case of an incurrence of Incremental Loan Commitments and/or Incremental Loans in connection with a Limited Condition Transaction, compliance with this clause (ii) shall be tested as of the applicable LCT Test Date);
(iii)subject to the terms of Section 1.6 in the case of an incurrence of Incremental Loan Commitments and/or Incremental Loans in connection with a Limited Condition Transaction, each of the representations and warranties contained in Article 6 and each other Loan Document shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects (or, to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, true and correct in all respects) as of such earlier date);
(iv)the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);
(v)any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;
(vi)each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(vii)no existing Lender shall be under any obligation to provide an Incremental Loan Commitment and any such decision whether to provide an Incremental Loan Commitment shall be in such Lender’s sole and absolute discretion;
(viii)in the case of each Incremental Term Loan:
(1)such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the initial Term Loans or a maturity date earlier than the Term Loan Maturity Date;
(2)any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Lenders under the Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders, provided that no such agreement shall allow the Incremental Term Loans to be prepaid prior to the initial Term Loans) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the initial Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof);
(3)the All-In Yield and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower; provided that if the All-In Yield in respect of such new Incremental Term Loan exceeds the All-In Yield for any then outstanding Term Loan or existing Incremental Term Loan by more than 0.50%, then the Applicable Margin for such then outstanding Term Loan or existing Incremental Term Loan shall be increased so that the All-In Yield in respect of such then outstanding Term Loan or existing Incremental Term Loan is equal to the All-In Yield for such new Incremental Term Loan minus 0.50%;
(4)any mandatory prepayment (other than scheduled amortization payments) of such Incremental Term Loan shall be made on a pro rata basis with all then existing Term Loans and Incremental Term Loans, except that the Borrower and the Incremental Lenders in respect of such Incremental Term Loan may, in their sole discretion, elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis); and
(5)except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the initial Term Loans, shall be reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be materially more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the initial Term Loans);
(ix)in the case of each Incremental Revolving Credit Increase:
(1)such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility (other than any upfront fees to paid in connection with such Incremental Revolving Credit Increase);
(2)any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Lenders under the Revolving Credit Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and
(3)the outstanding Revolving Credit Loans and Ratable Shares of Swingline Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares (and the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase)) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required.
(x)Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.16, without the consent of any other Lenders;
(xi)the Borrower shall deliver or cause to be delivered any customary legal opinions, corporate documents and certificates or other documents consistent with those delivered on the Closing Date (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by Administrative Agent in connection with any such transaction; and
(xii)the Borrower shall pay any applicable fee related to each such Incremental Loan Commitment (including, without limitation, any applicable arrangement, upfront and/or administrative fee).
(d)The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.
(e)On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.
(f)On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1Organization Powers. Each of the Borrower and its Subsidiaries is (a) duly organized or incorporated and validly existing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority (i) to carry on its business as now conducted and (ii) to execute, deliver and perform its obligations under each Loan Document to which it is a party, and all such actions have been duly authorized by all necessary action and proceedings on its part, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and under the jurisdiction of its organization, except in the case of clause (c) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.
6.2Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
6.3Governmental and Other Third Party Approvals; No Conflicts. The execution, delivery and performance by, and enforcement against, any Loan Party of this Agreement or any other Loan Document (a) do not require any consent or approval of, registration or filing with, or any other action by, any Official Body or any other Person, except such as have been obtained or made and are in full force and effect, filings necessary to perfect Liens created under the Loan Documents and filings required to be made with the SEC, (b) do not violate (i) the Organizational Documents of, or (ii) any applicable Law applicable to, the Borrower or any of its Subsidiaries, (c) do not violate or result in a default under any Material Contract or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any of its Subsidiaries, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) do not result in the creation or imposition of (or the obligation to create or impose) any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created under the Loan Documents or permitted by Section 9.2, except (in the case of each of preceding clauses (a) and (b)(ii)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.
6.4Financial Condition; No Material Adverse Change.
(a)Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the fiscal year ended December 31, 2024. In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim balance sheet, statement of income or operations, shareholders’ equity and cash flows, as of the end of the fiscal quarter ended December 31, 2025 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements (i) fairly represent in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to the absence of footnotes and to normal year-end audit adjustments, and (ii) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to the absence of footnotes and to normal year-end audit adjustments.
(b)Financial Projections. The Borrower has delivered to the Administrative Agent a summary of projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Borrower and its Subsidiaries for the period of five (5) fiscal years from the Closing Date derived from various assumptions of the Loan Parties’ management (the “Projections”). The Projections represent, at the time of delivery thereof, a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management, it being understood that (i) such Projections are as to future events and not to be viewed as facts, (ii) such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and (iii) no assurance can be given that the Projections will be realized.
(c)Accuracy of Financial Statements. As of the Closing Date, except as set forth on Schedule 6.4, neither the Borrower nor any Subsidiary of the Borrower has any Indebtedness or material liabilities, contingent or otherwise, that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which would reasonably be expected to cause a Material Adverse Change.
(d)Material Adverse Change. Since December 31, 2024, nothing shall have occurred, and no condition or circumstance shall exist, that has had, or would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.
6.5Properties and Insurance.
(a)Each of the Borrower and its Subsidiaries has good title to, or valid interests in, all its real and personal property material to its business, (i) free and clear of all Liens except for Liens permitted by Section 9.2 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.
(b)The properties of the Borrower and its Subsidiaries are insured in accordance with the requirements set forth in Section 8.3.
6.6Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Official Body pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting the Borrower or any of its Subsidiaries that (i) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change or (ii) purport to affect or pertain to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby.
(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, none of the Borrower or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability or (iv) has any basis to reasonably expect that the Borrower or any of its Subsidiaries will become subject to any Environmental Liability.
6.7Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all applicable Laws and Material Contracts applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. (a) There is no default under any Material Contract that could reasonably be expected to result in (i) a Material Adverse Change or (ii) the termination thereof and (b) none of the Loan Parties or their Subsidiaries is bound by any contractual obligation which would reasonably be expected to result in a Material Adverse Change.
6.8Investment Company Status. Neither the Borrower nor any of its Subsidiaries is, or is required to register as, an “investment company” under the Investment Company Act of 1940, as amended from time to time.
6.9Taxes. Except to the extent failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, the Borrower and each of its Subsidiaries (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. There is no proposed Tax assessment, deficiency or other claim, in each case, in writing, against the Borrower or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Change.
6.10ERISA.
(a)Except as could not reasonably be expected to result in a Material Adverse Change, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code is so qualified, and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, (iii) Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and (iv) no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.
(b)There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c)Except as could not reasonably be expected to result in a Material Adverse Change, (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code).
6.11Disclosure. Any of the confidential information memorandum, reports, financial statements, certificates or other written factual information (other than projections, forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent, any lead arranger or any Lender in connection with the transactions contemplated hereby, or any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole, is or will be, when furnished, true and correct in all material respects and do not or will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered, it being understood that (i) any such projected financial information is merely a prediction as to future events and its not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. Except to the extent disclosed in the Borrower’s filings with the Securities and Exchange Commission, there is no fact known to any Loan Party which materially adversely affects the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, which has not been specified in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.
6.12Subsidiaries; Equity Interests.
(a)As of the Closing Date, Schedule 6.12 states (a) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary, (b) the name of each holder of Equity Interests of each Subsidiary, and the amount or percentage thereof, and (c) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a) or (b). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Equity Interests in its Subsidiaries that it purports to own, free and clear in each case of any Lien (other than Liens permitted by Section 9.2) and all such Equity Interests have been duly authorized and validly issued, and are fully paid and if applicable, nonassessable. As of the Closing Date, no Loan Party has any equity investment in another Person not disclosed on Schedule 6.12.
(b)Except as disclosed on Schedule 6.12, as of the Closing Date, neither the Borrower nor any Subsidiary has outstanding any Disqualified Equity Interests.
6.13Intellectual Property; Licenses, Etc. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change, each of the Borrower and its Subsidiaries own, license or possess the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. No Intellectual Property used by the Borrower or any of its Subsidiaries in the operation of its business as currently conducted infringes upon the Intellectual Property of any Person, except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Change. No claim or litigation regarding any of the Intellectual Property of the Borrower or any of its Subsidiaries is pending or, to the knowledge of any Authorized Officer of any Loan Party, threatened against the Borrower or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Change.
6.14Solvency. The Borrower and its Subsidiaries on a consolidated basis are Solvent.
6.15Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in any applicable intercreditor agreement (to the extent in effect).
6.16Federal Reserve Regulations. None of the Loan Parties nor any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.17Use of Proceeds. The Borrower will use the Letters of Credit and the proceeds of the Loans only (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries on the Closing Date (including, without limitation, Indebtedness under the Existing Credit Agreement) and pay fees, costs, and expenses associated therewith, (b) to pay fees, costs, and expenses as required by this Agreement, the Administrative Agent’s Fee Letter or any other Loan Document, and (c) and for working capital and other general corporate purposes (including, without limitation, to finance Permitted Acquisitions and Capital Expenditures permitted under this Agreement and the other Loan Documents).
6.18Sanctions. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person in violation of applicable Sanctions; and (c) is not in violation of any applicable Sanctions. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Sanctions, or has received a request for information from any Official Body regarding Sanctions matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions. There is no Blocked Property pledged as Collateral.
6.19Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Official Body regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.
6.20Security Interests. Once executed and delivered, each of the Collateral Documents creates, as security for the Obligations, a valid and enforceable, and upon making the filings, recordings, and taking the other perfection steps, required by this Agreement and the applicable Collateral Documents, perfected security interest in and Lien on all of the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, in favor of the Administrative Agent for the benefit of the Secured Parties, free and clear of all Liens (other than Liens permitted by Section 9.2), except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
6.21Beneficial Ownership Regulation. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.
6.22Employment. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Change. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Authorized Officer of any Loan Party, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Authorized Officer of any Loan Party, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of any Authorized Officer of any Loan Party, threatened in writing against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) through (v) above, individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Change.
6.23Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
6.24No Default. No Event of Default or Potential Default has occurred and is continuing.
6.25Education Law Compliance.

(a)The Borrower, each of its Subsidiaries and any School(s), as applicable, are in compliance with all Educational Laws and the terms of all Educational Approvals, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.
(b)The Borrower, each of its Subsidiaries, and any School(s) hold the Educational Approvals necessary for each School to conduct its operations and to offer its educational programs, except where failure to do so would not reasonably be expected to result in a Material Adverse Change, and are certified by DOE to participate in the Title IV Programs. Except as set forth on Schedule 6.25, to the knowledge of any Loan Party, no investigation by an Educational Agency, which would reasonably be expected to cause a Material Adverse Change, is pending, or, to their actual, present knowledge, is threatened.
(c)The Borrower, each of its Subsidiaries, and any School(s) have timely reported any changes in ownership that resulted in a change in control in material compliance with all Educational Laws.
(d)The Borrower, each of its Subsidiaries and any School(s) have complied with any applicable Educational Laws regarding the calculation and reporting of the School’s completion, placement, licensure, withdrawal and retention rates, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.
ARTICLE 7
CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of each Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
7.1Initial Loans and Letters of Credit.
(a)Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
(i)A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) the Loan Parties are in compliance with each of the covenants and conditions hereunder and under the Loan Documents, (x) no Material Adverse Change has occurred since December 31, 2024, (y) there is no action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Official Body that could reasonably be expected to have or result in a Material Adverse Change and (z) the conditions stated in Section 7.1(a)(viii) and Sections 7.2(a) and (b) have been satisfied;
(ii)A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a date not more than thirty (30) days prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization;
(iii)This Agreement and each of the other Loan Documents duly executed by the parties thereto;
(iv)Appropriate transfer powers and stock or other certificates evidencing the pledged Collateral, to the extent such pledged Collateral is evidenced by certificated securities or other possessory Collateral;
(v)Written opinion(s) of counsel for the Loan Parties, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent;
(vi)Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect;
(vii)A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date for which financial statements are available, signed by an Authorized Officer of Borrower, demonstrating compliance with the financial covenants set forth in Sections 9.13, 9.14 and 9.15 on a Pro Forma Basis;
(viii)All material consents, licenses and approvals required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party, certified by an Authorized Officer that each is in full force and effect and none other is so required or necessary;
(ix)Evidence that all obligations under the Existing Credit Agreement have been, or will be substantially concurrently with the making of the Loans on the Closing Date paid in full and all Liens securing such obligations have been, or will be substantially concurrently with the making of the Loans on the Closing Date, terminated;
(x)(A) Lien searches in acceptable scope and with acceptable results; (B) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral, (C) searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; (D) duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings); (E) evidence that all filing and recording fees and taxes shall have been duly paid and (F) such other documents and information as the Administrative Agent shall reasonably request to evidence that the Administrative Agent shall have a valid and perfected first priority security interest (subject to Liens permitted under Section 9.2) in the Collateral;
(xi)The Administrative Agent shall have received (A) a duly executed Loan Request with respect to the Loans to be made on the Closing Date, (B) disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date and (C) to the extent that any of the Loans to be made on the

Closing Date will be Term SOFR Rate Loans, a customary funding indemnity letter not less than three (3) Business Days prior to the Closing Date;
(xii)A certificate of an Authorized Officer of the Borrower as to the Solvency of the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated by this Agreement;
(xiii)(A) the Statements and the Projections, (B) the audited financial statements of the Borrower and its Subsidiaries, on a consolidated basis, for the fiscal year ending on December 31, 2024, (C) the internally-prepared quarterly financial statements of the Borrower and its Subsidiaries, on a consolidated basis, for the fiscal quarter ending on December 31, 2025 and (D) projections for the Borrower and its Subsidiaries for the five (5) year period following the Closing Date;
(xiv)The Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender (A) at least three (3) Business Days prior to the Closing Date, to the extent requested at least ten (10) days prior to the Closing Date, to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an executed Certificate of Beneficial Ownership and (B) to the extent requested at least ten (10) days prior to the Closing Date, such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(xv)Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.
(b)Payment of Fees. The Borrower shall have paid all actual, reasonable and documented fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Fee Letter or any other Loan Document.
(c)No Government Shutdown. There shall be no active shutdown of the U.S. Federal Government.
(d)Due Diligence. The Administrative Agent and the Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries (including, without limitation, a satisfactory review of Educational Approvals) in scope, and with results, satisfactory to the Administrative Agent and the Lenders.
Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
7.2Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Loan Parties shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct) as of such earlier date, and except that for purposes of this Section 7.2, the representations and warranties contained in Section 6.4 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.12, (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof and (c) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to an Issuing Lender an application for a Letter of Credit, as the case may be. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 7.1 and this Section 7.2 have been satisfied on or prior to the date thereof.
ARTICLE 8
AFFIRMATIVE COVENANTS
Each Loan Party hereby covenants and agrees that until the Facility Termination Date, such Loan Party shall comply at all times with the following covenants:
8.1Existence; Conduct of Business. Such Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and governmental approvals used in the conduct of its business, except to the extent (other than with respect to the preservation of the existence of such Loan Party) that the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.5 or any Asset Disposition permitted by Section 9.6.
8.2Payment of Taxes, Etc. Such Loan Party will, and will cause each of its Subsidiaries to, pay all Taxes (whether or not shown on a Tax return) and other assessments, charges and levies of Official Bodies imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by such Loan Party or any of its Subsidiaries and for which adequate reserves in accordance with GAAP have been maintained or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.
8.3Insurance. Such Loan Party will, and will cause each of its Subsidiaries to, maintain, with insurance companies that the Loan Parties believe (in the good faith judgment of the management of the Loan Parties) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Loan Parties believe (in the good faith judgment of management of the Loan Parties) is reasonable and prudent in light of the size and nature of their business) and against at least such risks (and with such risk retentions) as the Loan Parties believe (in the good faith judgment or the management of the Loan Parties) are reasonable and prudent in light of the size and nature of their business, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance (other than directors and officers policies, workers compensation policies and business interruption insurance) shall (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payable thereunder.
8.4Maintenance of Properties. Such Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.
8.5Books and Records; Inspection and Audit Rights. Such Loan Party will, and will cause each of its Subsidiaries to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries, as the case may be. Such Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 8.5 (provided, further, that, the Administrative Agent may be accompanied by representatives of the Lenders in the exercise of such visitation and inspection rights) and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Loan Parties’ expense; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Loan Parties the opportunity upon reasonable prior notice to participate in any discussion with the Loan Parties’ independent public accountants.
8.6Information Regarding Collateral; Schedules.
(a)Each Loan Party shall furnish to the Administrative Agent prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization or the location of the chief executive office of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.
(b)Not later than five (5) days after delivery of financial statements pursuant to Section 8.12(a) or (b), each Loan Party shall deliver to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower (i) identifying any Subsidiary that has become, or ceased to be, an Excluded Subsidiary during the most recently ended fiscal quarter and (ii) certifying that all notices required to be given prior to the date of such certificate by this Section 8.6 have been given.
(c)Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall, on a quarterly basis in connection with the delivery of a Compliance Certificate pursuant to

Section 8.12(c), provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided, however, that the Borrower may update Schedule 6.12 without any Lender approval in connection with any transaction permitted under Sections 9.3, 9.5 and 9.6.
8.7Compliance with Laws and Material Contracts; Use of Proceeds.
(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with its Organizational Documents and all applicable Laws and Educational Law (including Environmental Laws, ERISA, OSHA) with respect to it, its property and its operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.
(b)Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Material Contracts, except to the extent that such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.
(c)The Loan Parties will use the Letters of Credit and the proceeds of the Loans only (i) to refinance existing Indebtedness of the Borrower and its Subsidiaries on the Closing Date (including, without limitation, Indebtedness under the Existing Credit Agreement) and pay fees, costs, and expenses associated therewith, (ii) to pay fees, costs, and expenses as required by this Agreement, the Administrative Agent’s Fee Letter or any other Loan Document, and (iii) and for working capital and other general corporate purposes (including, without limitation, to finance Permitted Acquisitions and Capital Expenditures permitted under this Agreement and the other Loan Documents).
8.8Additional Subsidiaries; Further Assurances.
(a)Additional Subsidiaries. If (i) any Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date, (ii) any Subsidiary ceases to be an Excluded Subsidiary or (iii) the Loan Parties, at their option, elect to cause an Excluded Subsidiary to no longer constitute an Excluded Subsidiary, then, the Loan Parties will, on or prior to the date that is 45 days after the date of such creation, acquisition, cessation or election (or such later date as may be agreed to by the Administrative Agent in its sole discretion) cause such Subsidiary to (i) become a Guarantor and grant a security interest in all personal property of such Subsidiary (other than Excluded Property) owned by such Subsidiary by delivering to the Administrative Agent a duly executed Guaranty Joinder Agreement or such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions, documents and certificates of the types referred to in Section 7.1 as may be reasonably requested by the Administrative Agent, (iii) cause 100% of the issued and outstanding Equity Interests of such Subsidiary that are owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents and deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Subsidiary (subject to the following clause (b) in the case of a First Tier Foreign Subsidiary), (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Subsidiary, and (v) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)Additional Foreign Subsidiaries and Foreign Holding Companies. Notify the Administrative Agent promptly (but in any event, on or prior to the date that the next Compliance Certificate is due pursuant to Section 8.12(c)) after any Person becomes a direct Foreign Subsidiary or Foreign Holding Company of a Loan Party (a “First Tier Foreign Subsidiary”), and promptly thereafter (and, in any event, within forty-five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Loan Party to deliver to the Administrative Agent Collateral Documents pledging sixty five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such applicable Loan Party to deliver to the Administrative Agent such foreign counsel opinions and Organizational Documents with respect to such First Tier Foreign Subsidiary as may be reasonably requested by the Administrative Agent (taking into account the burden or cost or other consequences of providing such items versus the benefits to be obtained by the Secured Parties therefrom), (iii) such applicable Loan Party to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such applicable Loan Party to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary set forth in the Loan Documents, no action shall be required to be taken by any of the Loan Parties to create, perfect or maintain a Lien on the Equity Interests of any First Tier Foreign Subsidiary under the laws of any jurisdiction other than the United States if, in the reasonable judgment of the Administrative Agent following consultation with the Borrower, the burden or cost or other consequences (including any adverse tax consequences) of creating, perfecting or maintaining such Lien shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.
(c)Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition or other Investment permitted hereunder, and such new Subsidiary at no time holds any assets or liabilities other than its obligations under the applicable acquisition or merger agreement and any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions specified in Section 8.8(a) or (b), as applicable, until the consummation of such Permitted Acquisition.
(d)Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on Collateral whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Liens permitted under Section 9.2, and shall do such other acts and things as the Administrative Agent may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral, in each case subject to the exceptions set forth in the Security and Pledge Agreement.
8.9Anti-Corruption Laws; Anti-Money Laundering Laws; and Sanctions. Each Loan Party shall: (a) immediately notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) immediately provide substitute Collateral to the Administrative Agent if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money

Laundering Laws and Sanctions and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.
8.10Cash Management.
(a)Depository Relationships. Maintain their primary cash management and treasury business with the Lenders, including, without limitation, all primary deposit accounts, disbursement accounts, investment accounts and lockbox accounts; provided, that the foregoing requirement shall not apply to any accounts of any Loan Party maintained with CIBC and its Affiliates until the date that is one (1) year (or such later date as the Administrative Agent may agree in its sole discretion) after the Closing Date.
(b)Control Agreements. Cause each deposit account, disbursement account, investment account, cash management account, lockbox account or other account of any Loan Party that is not held with the Administrative Agent to be subject to a control agreement in favor of the Administrative Agent other than (a) Excluded Accounts and (b) other accounts with a balance not in excess of (x) $5,000,000 on an individual basis and (y) $25,000,000 on an aggregate basis; provided, that, with respect to any such deposit account, disbursement account, investment account, cash management account, lockbox account or other account of any Loan Party as of the Closing Date, such requirement shall be satisfied within sixty (60) days (or such later date as the Administrative Agent may agree in its sole discretion) after the Closing Date.
8.11Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.11 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
8.12Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent (for distribution to each Lender through the Administrative Agent):
(a)Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, commencing with the fiscal quarter ending March 31, 2026, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to the absence of footnotes and to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof).
(b)Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited and reported on by Deloitte & Touche LLP, by another “Big 4” accounting firm or by an independent certified public accounting firm reasonably satisfactory to the Administrative Agent (all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof). The opinion or report of accountants shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur), including without limitation as to the scope of such audit or status as a “going concern” of the Borrower or any Subsidiary (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).
(c)Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.12(a) and 8.12(b), (i) a certificate (each, a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit J (which Compliance Certificate shall include an updated version of Schedule 6.12 (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate) and (ii) a customary management discussion and analysis with respect to such financial statements, which may be in the form required to be included in the Borrower’s SEC Form 10-Q or SEC Form 10-K.
(d)Annual Budget. Within ninety (90) days after the commencement of each fiscal year, an annual budget and forecasts or projections of the Borrower and its Subsidiaries for such fiscal year.
(e)SEC Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any of its Subsidiaries with the SEC or with any national securities exchange.
(f)Certain Material Notices. Promptly after furnishing thereof, copies of any material written notices received by any Loan Party or any Subsidiary thereof or any material statements or reports furnished to any holder (or any agent, trustee or other representative thereof) of any Material Indebtedness to the extent not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 8.12.

(g)Other Information. Promptly following any request in writing by (x) the Administrative Agent, any Issuing Lender or any Lender through the Administrative Agent, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender or Issuing Lender may reasonably request in writing and (y) the Administrative Agent, any Issuing Lender or any Lender, such other information that the Administrative Agent, any Lender or any Issuing Lender reasonably determines is required by regulatory authorities under the Beneficial Ownership Regulation and applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act.
(h)Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c)(ii) of this Section 8.12 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC within the applicable time periods required by paragraph (a), (b) or (c)(ii) above; provided, that, to the extent such information is in lieu of information required to be provided under Section 8.12(b), such materials are accompanied by a report and opinion of Deloitte & Touche LLP, another “Big 4” accounting firm or any other independent registered public accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).
(i)Documents required to be delivered pursuant to Section 8.12(a), 8.12(b), 8.12(c)(ii), 8.12(e) or 8.13(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.1(B) (or otherwise notified pursuant to Section 12.5(c)), or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
(j)Notwithstanding anything to the contrary herein, none of the Borrower or any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable Law, (iii) on the advice of counsel, that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 8.12) to any third party; provided that, if the Borrower or any Subsidiary does not provide (or allow access to) information in reliance on the exclusions in this sentence, the Borrower or such Subsidiary shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and the Borrower or such Subsidiary shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions or would not waive any such privilege.
(k)The Loan Parties hereby acknowledge that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Upon the request of the Administrative Agent, the Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, any lead arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.9); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and any arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
8.13Certificates; Notices; Additional Information. Promptly after any Authorized Officer of any Loan Party obtains actual knowledge thereof (and, (x) in the case of clause (a), within two (2) Business Days after such Authorized Officer obtains such actual knowledge and (y) in the case of clause (i)(i), on or prior to the next date that a Compliance Certificate is required to be delivered pursuant to Section 8.12(c)), the Loan Parties will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:
(a)the occurrence of any Potential Default or Event of Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Official Body against or, to the knowledge of an Authorized Officer or another executive officer of the Borrower or any Subsidiary, affecting Borrower or any Subsidiary, in each case, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.
(c)the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;
(d)the occurrence of any default or event of default under and as defined in any Material Indebtedness;
(e)(i) the receipt by the Borrower or any of its Subsidiaries of a written notice of an Environmental Liability or (ii) any investigation, removal, remediation or other corrective action in response to any actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any real property owned, leased or operated by the

Borrower or any of its Subsidiaries, in each case of this clause (e), that would reasonably be expected individually or in the aggregate, to result in a Material Adverse Change;
(f)the occurrence or existence of any event, condition or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change;
(g)any material change in accounting policies or financial reporting practice by any Loan Party or any Subsidiary thereof;
(h)any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline; or
(i)the occurrence of any of the following with respect to the Borrower, any of its Subsidiaries or any School:
(i)receipt of any audit report or program review report, including preliminary review reports, issued by any federal or state regulatory agency, in each case, that identifies material non-compliance with Educational Law;
(ii)(A) any written notice or action by an Accrediting Body that would reasonably be expected to result in loss of any Accreditation (including any action requiring a School to show cause for why its Accreditation should not be revoked, or placing a School on probation), the loss of which Accreditation would reasonably be expected to cause a Material Adverse Change; (B) any written notice or action by an Educational Agency that would reasonably be expected to result in the loss of any Educational Approval, the loss of which Educational Approval would reasonably be expected to cause a Material Adverse Change; and (C) any written notice to a School regarding the intent of an Educational Agency to suspend, terminate, withdraw, materially limit, or not renew an Educational Approval of the School that would reasonably be expected to cause a Material Adverse Change;
(iii)any written request by the DOE that any of the Loan Parties, their respective Subsidiaries or any School, post, or procure or obtain the issuance of, a letter of credit in order to maintain continued eligibility of any such entity to participate in Title IV Programs, including, but not limited to, any letter of credit due to late refunds under 34 C.F.R. §–668.173;
(iv)any written notice from an Educational Agency regarding a determination of non-compliance with any applicable Educational Law relating to any of the Loan Parties or their respective Subsidiaries, or any School that would reasonably be expected to cause a Material Adverse Change;
(v)any written notice by the DOE of the imposition by the DOE of any non-customary restrictions on the ability of the Borrower, any of its Subsidiaries, or any School to add new locations, to add new educational programs, add new credential levels, or modify any existing educational programs, except where such restrictions would not reasonably be expected to cause a Material Adverse Change;
(vi)any litigation brought by any current or former student(s), or any known governmental investigation, against the Borrower, any of its Subsidiaries, or any School, that would reasonably be expected to cause a Material Adverse Change; or

(vii)any written notice from the DOE that (a) it has granted claims under 34 C.F.R. § 685.206 in connection with loans to attend any School if such claims, when aggregated with other claims that DOE granted and for which the School has notice in a single fiscal year, would reasonably be expected to cause a Material Adverse Change or (b) it is seeking recoupment of claims granted under 34 C.F.R. § 685.206 where such recoupment, if successful, would reasonably be expected to cause a Material Adverse Change.
(j)Each notice delivered under this Section 8.13 shall be accompanied by a written statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
8.14Certificate of Beneficial Ownership and Other Additional Information. Provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders upon the request of the Administrative Agent or any Lender; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
8.15Education Law Compliance. Without limiting the generality of Section 8.7(a), and notwithstanding any limitation contained therein, and except as to any regulatory changes related to the Permitted Subsidiary Consolidation, cause each School (and each other Loan Party, as applicable) to:
(a)maintain Educational Approvals, except where the failure to maintain such Educational Approvals would not reasonably be expected to result in a Material Adverse Change;
(b)maintain all Accreditations, except where the failure to maintain such Accreditations would not reasonably be expected to result in a Material Adverse Change;
(c)take all steps required to timely renew and maintain all material Educational Approvals, and to use commercially reasonable efforts to timely respond to, and resolve, any findings of material non-compliance asserted by any Educational Agency;
(d)maintain a composite score of 1.0 or more in accordance with the methodology set forth in 34 C.F.R. § 668.172, as applicable, or otherwise comply with an alternative standard and applicable requirements as set forth in 34 C.F.R. § 668.175; and
(e)maintain compliance with all applicable Educational Laws, including Accreditation standards, regarding a School’s completion, placement, withdrawal and retention rates, except where the failure to maintain such compliance would not reasonably be expected to result in a Material Adverse Change.
8.16Post-Closing Obligations.

(a)Within forty-five (45) days of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall deliver to the Administrative Agent insurance endorsements (i) in the case of each liability insurance policy, naming the Administrative Agent as an additional insured thereunder as its interests may appear, (ii) in the case of each property insurance policy, containing a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent as lender’s loss payable thereunder and (iii) in the case of each liability insurance policy and each property insurance policy, that provides for at least thirty (30) days’ prior written notice (or at least ten (10) days’ prior notice in the case of cancellation due to the nonpayment of premiums) (or such shorter prior written notice as may be agreed by the Administrative Agent in its reasonable discretion) to the Administrative Agent of any modification or cancellation of such policy.
(b)All conditions precedent, affirmative covenants and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent strictly necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true, any affirmative covenant breached or any condition precedent not met under this Agreement and the other Loan Documents because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) and the respective affirmative covenant complied with and condition precedent met at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 8.16 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true in all material respects (or, to the extent qualified by materiality, in all respects) and all affirmative covenants relating to the Collateral Documents shall be required to be complied with, in each case, immediately after the actions required to be taken by this Section 8.16 have been taken (or were required to be taken).
ARTICLE 9
NEGATIVE COVENANTS
Each Loan Party hereby covenants and agrees that until the Facility Termination Date, such Loan Party will not, and will not permit any of its Subsidiaries to:
9.1Indebtedness. At any time create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)existing Indebtedness as specified on Schedule 9.1 and any Permitted Refinancing thereof;
(c)(i) Indebtedness (including Finance Lease Obligations and purchase money Indebtedness) of the Borrower or any of its Subsidiaries financing the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property or equipment; provided that such Indebtedness is incurred concurrently with or within one hundred and eighty (180) days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i) (or successive Permitted Refinancings thereof); provided, further that, at the time of any such incurrence of the Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of

Indebtedness that is outstanding in reliance on this clause (c) shall not exceed the greater of (A) $15,000,000 and (B) 15% of Consolidated EBITDA for the most recent Measurement Period;
(d)intercompany Indebtedness permitted under Section 9.3 (other than by reference to this Section 9.1 (or any clause hereof)); provided that, in the case of Indebtedness owing by a Loan Party to any Subsidiary that is not a Loan Party, such Indebtedness shall be subordinated to the Obligations (i) on terms at least as favorable to the Lenders as those set forth in the Intercompany Note (as reasonably determined by the Borrower in good faith) or (ii) in a manner and to the extent acceptable to the Administrative Agent;
(e)any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (iii) other Interest Rate Hedge or Foreign Currency Hedge in the ordinary course of business, (iv) Indebtedness under any Other Lender Provided Financial Service Product, (v) Indebtedness in respect of Cash Management Obligations and other similar Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or (vi) forward equity commitment or confirmation or forward equity sale agreement entered in the ordinary course of business and not for speculative purposes to the extent the terms thereof provide that the obligation can be satisfied by the issuance of common Equity Interests; provided however, the Loan Parties shall enter into an Interest Rate Hedge, Foreign Currency Hedge or other Swap only for hedging (rather than speculative) purposes;
(f)Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 9.1, (ii) Guarantees by the Borrower or other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 9.3; and (iii) if applicable, Guarantees permitted under this clause (f) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;
(g)Guaranties with respect to any Indebtedness permitted pursuant to clauses (a), (b), (c) (provided that such Guaranty is permitted under Section 9.3 (other than by reference to this Section 9.1 (or any clause hereof))) and (e) of this Section 9.1;
(h)Indebtedness consisting of Earn-Outs, contingent purchase price, deferred consideration or similar payments or seller promissory notes incurred or assumed in connection with any Permitted Acquisition or any other similar Investment permitted under this Agreement; provided that the aggregate maximum amount of such Earn-Out, contingent purchase price, deferred consideration or similar payment or seller promissory note (with respect to Earn-Outs and other contingent purchase prices, based on the maximum amount payable under any such earn-out obligations) shall not exceed thirty-three percent (33%) of the total consideration for such Permitted Acquisition or Investments; provided further, that each such seller promissory note shall be subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent;
(i)Indebtedness of any Person that becomes a Subsidiary after the Closing Date (or of any Person not previously a Subsidiary that is merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary) or assumed by the Borrower or any of its Subsidiaries in connection with the acquisition of property or assets from a third-party; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (i) shall not exceed the greater of $5,000,000 and 5% of Consolidated EBITDA for the most recently ended Measurement Period;

(j)Indebtedness of any Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (j) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $5,000,000 and 5% of Consolidated EBITDA for the most recently ended Measurement Period;
(k)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(l)Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;
(m)obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(n)(i) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of the Borrower or its Subsidiaries incurred in the ordinary course of business or consistent with past practice and (ii) Indebtedness consisting of obligations of the Borrower or its Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Borrower or its Subsidiaries or other similar arrangements incurred by such Persons in connection with Permitted Acquisitions or any other similar Investment permitted by this Agreement;
(o)Indebtedness consisting of unsecured promissory notes issued by the Borrower or any of its Subsidiaries to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent permitted by Section 9.4(g);
(p)other Indebtedness of the Loan Parties and their Subsidiaries; provided, that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (p) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $5,000,000 and 5% of Consolidated EBITDA for the most recently ended Measurement Period; and
(q)other unsecured Indebtedness of the Loan Parties and their Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, (x) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (q) shall not exceed the greater of $12,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Measurement Period and (y) on a Pro Forma Basis immediately after giving effect to such Indebtedness, (i) the Loan Parties shall be in Pro Forma Compliance and (ii) the Consolidated Total Net Leverage Ratio, calculated for the Measurement Period most recently ended prior to the date of the incurrence of such Indebtedness is less than or equal to 1.75 to 1.00.
9.2Liens. At any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except:

(a)Liens under the Loan Documents;
(b)Permitted Liens;
(c)Liens existing on the Closing Date and set forth on Schedule 9.2 and any modifications, replacements, renewals or extensions thereof; provided, that (i) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 9.1;
(d)Liens securing Indebtedness permitted under Section 9.1(c); provided that (i) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof; provided further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(e)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(f)Liens on property or assets of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiaries permitted under Section 9.1(j);
(g)Liens existing on property or assets at the time of its acquisition or existing on the property or assets of any Person at the time such Person becomes a Subsidiary, in each case after the Closing Date and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby is permitted under Section 9.1(i);
(h)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of its Subsidiaries in the ordinary course of business;
(i)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
(j)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(k)Liens on Equity Interests of any joint venture (other than a Subsidiary) (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(l)other Liens; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof), the lesser of (x) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (l) and (y) the fair market value of the assets securing such obligations shall not exceed the greater of $5,000,000 and 5% of Consolidated EBITDA for the most recent Measurement Period;
(m)Liens in respect of Permitted Receivables Transactions that extend only to the Receivables Assets subject thereto; and
(n)Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.3 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Asset Disposition permitted under Section 9.6 (including any letter of intent or purchase agreement with respect to such Investment or Asset Disposition), or (ii) consisting of an agreement to dispose of any property in an Asset Disposition permitted under Section 9.6, in each case, solely to the extent such Investment or Asset Disposition, as the case may be, would have been permitted on the date of the creation of such Lien.
9.3Loans and Investments. At any time make or suffer to remain outstanding any Investment, except:
(a)trade credit extended on usual and customary terms in the ordinary course of business;
(b)advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(c)Permitted Investments;
(d)(i) loans, advances and other Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, and (ii) (A) loans, advances and other Investments in Loan Parties, (B) loans, advances and other Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (C) loans, advances and other Investments by any Loan Party made after the Closing Date in any Subsidiary that is not a Loan Party; provided that, the aggregate amount of all such Investments outstanding in reliance on this clause (C), together with (x) the aggregate cash consideration paid for Permitted Acquisitions of Persons that do not become Loan Parties (or are not merged with and into the Borrower or a Subsidiary that is a Loan Party) or of assets that do not become Collateral after giving Pro Forma Effect to each such applicable Permitted Acquisition and any transactions occurring in connection therewith in reliance on clause (e) below and (y) the aggregate outstanding amount of Investments made in reliance on clause (n) below, shall not exceed, at the time of making thereof and after giving Pro Forma Effect thereto, the greater of $12,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Measurement Period;
(e)Permitted Acquisitions;
(f)other Investments so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) on a Pro Forma Basis immediately after giving effect to such Investment (A) the Borrower and its Subsidiaries shall be in compliance with Sections 9.13, 9.14 and 9.15 and (B) the Consolidated Total Net Leverage Ratio shall not exceed 1.00 to 1.00;

(g)Investments existing on the Closing Date and described on Schedule 9.3(g) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as, and to the extent, set forth on Schedule 9.3(g) or as otherwise permitted by another clause of this Section 9.3;
(h)loans or advances to officers, members of the Borrower’s board of directors, employees and consultants of the Borrower and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes or (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash in exchange for common equity or other Qualified Equity Interests); provided, that, the aggregate principal amount of such Investments outstanding at any time not to exceed $2,500,000;
(i)promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 9.6;
(j)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(k)Investments consisting of receivables and notes received from students in the ordinary course of business;
(l)advances of payroll payments to employees in the ordinary course of business;
(m)Investments of a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section 9.3 after the Closing Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 9.3(e), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 9.3(e)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(n)so long as no Event of Default has occurred and is continuing or would otherwise result therefrom, Investments in joint ventures; provided that the aggregate amount of such Investments together with (x) the aggregate outstanding amount of all Investments made in reliance on clause (d)(ii)(C) above and (y) the aggregate cash consideration paid for Permitted Acquisitions of Persons that do not become Loan Parties (or are not merged with and into the Borrower or a Subsidiary that is Loan Party) or of assets that that not become Collateral after giving Pro Forma Effect to each such applicable Permitted Acquisition and any transactions occurring in connection therewith in reliance on clause (e) above, shall not exceed an amount outstanding at the time of the making such Investment equal to the greater of $12,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Measurement Period after giving Pro Forma Effect to the making of such Investment;
(o)other Investments so long as, at the time of making thereof and after giving Pro Forma Effect thereto, the sum of (i) the aggregate amount of Investments made under this clause (o) in any fiscal year of the Borrower plus (ii) the aggregate amount of Restricted Payments made under Section 9.4(c) in such fiscal year plus (iii) the aggregate amount of

Specified Prepayments made under Section 9.17(a)(iii) shall not exceed the sum of (x) the Base Amount plus (y) if positive, the Allowable Carry-Over for the immediately prior fiscal year;
(p)Investments arising as a result of Permitted Receivables Transactions;
(q)Investments consisting of Swaps permitted by Section 9.1(e), including any such obligation which is a forward equity commitment or confirmation or forward equity sale agreement to the extent the terms thereof provide that the obligation can be satisfied by the issuance of common Equity Interests;
(r)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business; and
(s)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business.
9.4Dividends and Related Distributions. Make any Restricted Payment, or agree to become or remain liable to make any Restricted Payment, except:
(a)dividends or other distributions payable to another Loan Party;
(b)the Borrower or any of its Subsidiaries may pay dividends in shares of its own Equity Interests (other than Disqualified Equity Interests);
(c)the Borrower or any of its Subsidiaries may make other Restricted Payments so long as, at the time of making thereof and after giving Pro Forma Effect thereto, the sum of (i) the aggregate amount of Restricted Payments made under this clause (c) in any fiscal year of the Borrower plus (ii) the aggregate amount of Investments made under Section 9.3(o) in such fiscal year plus (iii) the aggregate amount of Specified Prepayments made under Section 9.17(a)(iii) shall not exceed the sum of (x) the Base Amount plus (y) if positive, the Allowable Carry-Over for the immediately prior fiscal year;
(d)the Borrower or any of its Subsidiaries may make other Restricted Payments so long as (i) no Potential Default or Event of Default has occurred and is continuing or would result therefrom and (ii) on a Pro Forma Basis immediately after giving effect to such Restricted Payment, the Consolidated Total Net Leverage Ratio shall not exceed 1.00 to 1.00;
(e)each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary; provided that, in the case of any such Restricted Payment by a Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Subsidiary and to each other owner of Equity Interests of such Subsidiary pro rata (or on a more favorable basis to the Borrower or any Subsidiary) based on their relative ownership interests of the relevant class of Equity Interests of such Subsidiary;
(f)payments made or expected to be made by the Borrower or any Subsidiary in respect of withholding or similar taxes payable upon exercise, vesting or settlement of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(g)Restricted Payments by the Borrower used (i) to redeem, acquire, retire or repurchase shares of its Equity Interests through open market purchases or (ii) to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or to service Indebtedness incurred by the Borrower or any Subsidiary to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest, in each case in respect of this subclause (ii), held directly or indirectly by current or former officers, managers, consultants, members of the Borrower’s board of directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower or any of its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided, that (A) the aggregate amount of Restricted Payments made in reliance on this clause (g) shall not exceed $1,000,000 in any calendar year and $5,000,000 in the aggregate and (B) immediately after giving effect to any such Restricted Payments made in reliance on this clause (g), on a Pro Forma Basis, (x) the Borrower is in compliance with Sections 9.13 and 9.14 for the Measurement Period most recently ended and (y) the Borrower is in compliance with Section 9.15;
(h)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;
(i)the Borrower may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;
(j)the repurchase of Equity Interests upon exercise of options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants as part of a “cashless” exercise; and
(k)the Borrower may make Restricted Payments to directors, officers and employees of the Borrower and its Subsidiaries in connection with any incentive plans approved by the board of directors of the Borrower consisting of (i) Equity Interests of the Borrower or options, restricted stock units, warrants and other equity instruments in respect thereof (other than Disqualified Equity Interests), and (ii) stock appreciation rights or performance units, including any cash payments in connection therewith.
(l)Notwithstanding anything to the contrary herein, this Section 9.4 shall not prohibit the consummation of any Restricted Payment if, as of the date of the delivery of irrevocable and legally effective notice or declaration thereof, such Restricted Payment would have been permitted under this Section 9.4 so long as no Event of Default shall exist under Section 10.1(a) or 10.1(k) at the time of the consummation of such Restricted Payment.
9.5Liquidations, Mergers, Consolidations, Acquisitions. Merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to or in favor of any Person (including, in each case, pursuant to an LLC Division), except that:
(a)any Subsidiary may merge into or consolidate or amalgamate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that, when any Subsidiary that is a Loan Party is merging, consolidating or amalgamating with another Subsidiary, (A) the continuing or surviving Person shall be a Loan Party or (B) if the continuing or surviving Person is not a Loan Party, the acquisition of such Subsidiary that is a Loan Party by such surviving Subsidiary is otherwise permitted under Section 9.3 and, provided further, in the event that a Loan Party is the surviving Person of any such transaction, the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent under the applicable Security Documents shall be maintained or created in accordance with the terms of this Agreement and the other Loan Documents;
(b)(i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders so long as, in the case of a Subsidiary that is a Loan Party, the Lien and security interest in the Collateral of such Subsidiary granted in favor of the Administrative Agent under the applicable Collateral Documents shall be maintained in accordance with the terms of this Agreement and the other Loan Documents;
(c)any Subsidiary may make a disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 9.3 or (iii) to the extent constituting a disposition of assets from a Subsidiary that is a Loan Party to a Subsidiary that is not a Loan Party, such disposition is for fair market value (as reasonably determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 9.3;
(d)the Borrower may merge or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving Person; and
(e)any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect a Permitted Acquisition or similar Investment permitted pursuant to Section 9.3; provided that the continuing or surviving Person shall be the Borrower or a Subsidiary, which together with each of the Subsidiaries, shall have complied with the requirements of Section 8.8; and
(f)any Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect an asset disposition permitted pursuant to clause (c) above or Section 9.6.
9.6Dispositions of Assets or Subsidiaries. Make any Asset Disposition, except:
(a)dispositions of obsolete, damaged, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and its Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);
(b)dispositions of inventory in the ordinary course of business;
(c)dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to net cash proceeds of such disposition are promptly applied to the purchase price of such replacement property;
(d)dispositions of property to the Borrower or a Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 9.3 or (iii) to the extent constituting a disposition to a Subsidiary that is not a Loan Party, such disposition is for fair market value (as reasonably determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Subsidiary that is not a Loan Party in accordance with Section 9.3;
(e)dispositions permitted by Section 9.5, Investments permitted by Section 9.3, Restricted Payments permitted by Section 9.4 and Liens permitted by Section 9.1, in each case, other than by reference to this Section 9.6 (or any subclause hereof);
(f)dispositions of Permitted Investments for cash;
(g)dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (including sales to factors or other third parties) and not as part of any financing transactions;
(h)transfers of property subject to Recovery Events;
(i)dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(j)so long as no Event of Default shall have occurred and be continuing at the time that any disposition is consummated, dispositions of property to Persons other than the Borrower or its Subsidiaries (including the sale or issuance of Equity Interests of a Subsidiary) for fair market value (as reasonably determined by an Authorized Officer of the Borrower in good faith) not otherwise permitted under this Section 9.6; provided that, (A) the Borrower and its Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (j), (i) any liabilities (as shown on the most recent balance sheet of the Borrower or such Subsidiary or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (ii) any securities, notes or other obligations or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable disposition shall be deemed to be cash, and (iii) Indebtedness of any Subsidiary that ceases to be a Subsidiary as a result of such disposition (other than intercompany debt owed to the Borrower any of its

Subsidiaries), to the extent that the Borrower and all of the Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such disposition, shall be deemed to be cash, (B) the Net Cash Proceeds of such disposition shall be applied and/or reinvested as (and to the extent) required by Section 5.3(a), (C) no dispositions of the Equity Interests of any Subsidiary shall be permitted pursuant to this clause (j) unless all of the Equity Interests of such Subsidiary are disposed and (D) the fair market value of all assets disposed of pursuant to this clause (j) shall not exceed, at the time of disposing thereof and after giving Pro Forma Effect thereto, the greater of $10,000,000 and 10% of Consolidated EBITDA for the most recently ended Measurement Period in any fiscal year of Borrower;
(k)(i) dispositions for fair market value (as determined in good faith by the Borrower) of any assets (including Equity Interests) acquired in connection with any Permitted Acquisition or other similar permitted Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Subsidiaries and (ii) dispositions for fair market value (as determined in good faith by the Borrower) of any assets (including Equity Interests) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition or other similar permitted Investment; provided that the Net Cash Proceeds of such disposition shall be applied and/or reinvested as (and to the extent) required by Section 5.3(a);
(l)leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business, in each case that do not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole;
(m)dispositions of any Specified Property; provided that the Net Cash Proceeds of such disposition shall be applied and/or reinvested as (and to the extent) required by Section 5.3(a); and
(n)the disposition (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Transactions.
9.7Affiliate Transactions. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions between or among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction to the extent such transactions are not prohibited hereunder, (b) any transaction (or series of related transactions) involving aggregate payment or consideration of less than $1,000,000, (c) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (d) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, change of control severance agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including for the reimbursement of expenses) with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business, (e) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, (f) transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 9.7 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (g) transactions permitted under Section 9.5, Investments permitted under Section 9.3, Restricted Payments permitted under Section 9.4 and Specified Prepayments permitted under Section 9.17, (h) reasonable payments to or from, and transactions with, any joint venture in the ordinary course of business, (i) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and its Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (j) transactions pursuant to any Permitted Receivables Transaction.
9.8[Reserved].
9.9Continuation of or Change in Business. Engage in any business other than substantially as conducted and operated by such Loan Party or Subsidiary as of the Closing Date and businesses substantially related, incidental or ancillary thereto.
9.10[Reserved].
9.11Changes to Material Documents or Fiscal Years.
(a)Amend or modify its Organizational Documents in a manner materially adverse to the Lenders (taken as whole), to the extent such amendment or modification relates the ability of (i) such Loan Party to grant a security interest in the Collateral in favor of the Administrative Agent to secure the Obligations or (ii) any Subsidiary that is a Loan Party to Guarantee the Obligations.
(b)Amend or permit any amendment to, or terminate or waive any provision of, any Material Contract unless such amendment, termination or waiver could not reasonably be expected to result in a Material Adverse Change.
(c)Make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in its fiscal year.
9.12Capital Expenditures. Make Consolidated Capital Expenditures in any fiscal year of the Borrower in excess of the greater of (a) $20,000,000 and (b) twenty percent (20%) of Consolidated EBITDA for the most recent Measurement Period (measured at the time of making such Consolidated Capital Expenditure); provided, that, at any time at which the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 for the most recent Measurement Period, there shall be no limitation on Consolidated Capital Expenditures pursuant to this Section 9.12.
9.13Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, calculated as of the end of each fiscal quarter for the period of four consecutive fiscal quarters then ended, commencing with the fiscal quarter ending March 31, 2026, to be less than 2.50 to 1.00.
9.14Maximum Consolidated Total Net Leverage Ratio. Permit at any time the Consolidated Total Net Leverage Ratio, calculated as of the end of each fiscal quarter for the period of four consecutive fiscal quarters then ended, commencing with the fiscal quarter ending March 31, 2026, to exceed 2.50 to 1.00.
9.15Minimum Domestic Liquidity. Permit Domestic Liquidity, at any time, to be less than $40,000,000.

9.16Restrictive Agreements. Enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to (a) create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents, (b) make Restricted Payments or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (c) make loans or advances to the Borrower or any of its Subsidiaries, (d) transfer any of its properties or assets to the Borrower or any other Loan Party or (e) other than any Excluded Subsidiary, act as a Guarantor and pledge its assets pursuant to the Loan Documents; provided that the foregoing shall not apply to:
(i)restrictions and conditions imposed by (1) applicable Law, (2) any Loan Document, (3) any documentation governing Indebtedness (A) permitted to be incurred pursuant to Section 9.1 that (x) are customary for financings of such type and are, taken as a whole, not materially more restrictive than the terms of the Loan Documents (and prior to the incurrence or issuance of such Indebtedness, the Borrower shall have delivered a certificate of an Authorized Officer of the Borrower certifying as to compliance with this clause (i)(3)(x) unless the Administrative Agent and the Borrower shall amend the provisions of this Agreement to provide for such more restrictive term to apply to the Obligations hereunder (which amendment may be effected by the Administrative Agent and the Borrower without the consent of any other Lender), (y) do not prohibit the Administrative Agent’s Liens on the Collateral and (z) do not prohibit the payment by any Loan Party of the Obligations under the Loan Documents, (B) permitted pursuant to Section 9.1(b); provided that any restrictions (other than economic terms) contained in any agreement governing any Permitted Refinancing of such Indebtedness are not more restrictive in any material respect than the restrictions contained in such Indebtedness to be renewed, extended, replaced or refinanced, (C) incurred pursuant to Section 9.1(c); provided that any such restriction contained therein relates only the assets financed thereby; (D) incurred pursuant to Section 9.1(i), which restriction, in the case of this clause (D), is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the applicable Permitted Acquisition or other Investment permitted hereunder and so long as the respective restrictions were not created (or made more restrictive) in connection with or in anticipation of the applicable Permitted Acquisition or other Investment permitted hereunder; or (E) incurred pursuant to Section 9.1(j), which restriction, in the case of this clause (E), relates only to the applicable non-Loan Party Subsidiary and its assets;
(ii)restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;
(iii)restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and similar agreements entered into in the ordinary course of business;
(iv)[reserved]; and
(v)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 9.3 and agreements evidencing Indebtedness of such joint ventures;

(vi)restrictions deemed to exist by virtue of fiduciary duties, or civil, criminal, or personal liability imposed under applicable Law on officers and directors of Foreign Subsidiaries of the Borrower;
(vii)any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Subsidiary; and
(viii)customary restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into with depository financial institutions in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens).
9.17Junior Financings.
(a)Pay or make or agree to pay or make, directly or indirectly, any cash payment or other cash distribution of or in respect of principal of or premium or interest on any Junior Financing, or any cash payment or other cash distribution, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment that has a substantially similar effect to any of the foregoing (collectively, “Specified Prepayments”), except:
(i)with respect to (A) Junior Financing under clause (a) of the definition thereof (or a Permitted Refinancing thereof), payments of (1) regularly scheduled interest and (2) fees, expenses and indemnification obligations with respect to such Junior Financing, in each case, other than payments that are expressly prohibited by the subordination provisions thereof (if any) and (B) Junior Financing under clauses (b) or (d) of the definition thereof (or a Permitted Refinancing thereof), payments of (1) regularly scheduled interest and principal, (2) constituting mandatory prepayments and (3) fees, expenses and indemnification obligations with respect to such Junior Financing, in each case, other than payments that are expressly prohibited by the subordination provisions thereof (if any);
(ii)refinancings of Junior Financings to the extent permitted by Section 9.1;
(iii)the Borrower or any of its Subsidiaries may make other Specified Prepayments so long as the sum of (A) the aggregate amount of Specified Prepayments made under this clause (a)(iii) in any fiscal year of the Borrower plus (B) the aggregate amount of Restricted Payments made under Section 9.4(c) in such fiscal year plus (C) the aggregate amount of Investments made under Section 9.3(o) in such fiscal year shall not exceed the sum of (x) the Base Amount plus (y) if positive, the Allowable Carry-Over for the immediately prior fiscal year;
(iv)the Borrower or any of its Subsidiaries may make other Specified Prepayments so long as (A) no Potential Default or Event of Default has occurred and is continuing or would result therefrom and (B) on a Pro Forma Basis immediately after giving effect to such Specified Prepayment, the Consolidated Total Net Leverage Ratio shall not exceed 1.00 to 1.00;

(v)Specified Prepayments in respect of Earn-Outs; provided that immediately after giving effect to such Specified Prepayment (A) on a Pro Forma Basis, the Borrower is in compliance with (1) Sections 9.13 and 9.14 for the most recently ender Measurement Period and (2) Section 9.15 and (B) no Event of Default under Section 10.1(a) or 10.1(k) then exists or would result therefrom;
(vi)prepayment of Junior Financing owed to the Borrower or a Subsidiary to the extent not otherwise prohibited by any applicable subordination provisions;
(vii)the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower; and
(viii)prepayments of Indebtedness in respect of credit cards or Indebtedness of the type permitted under any of Sections 9.1(d) (to the extent not otherwise prohibited by applicable subordination provisions), (k) and (o).
(b)Amend or modify any documentation governing any Junior Financing, in each case, to the extent the terms of such amendment or modification (i) would not have been permitted hereunder at the time the applicable Junior Financing was incurred or (ii) would not be permitted by the applicable intercreditor agreement or subordination agreement (if any).
9.18Anti-Corruption Laws; Anti-Money Laundering Laws; and Sanctions. Do any of the following, nor permit any of its or their respective directors, officers, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to: (a) become a Sanctioned Person; (b) directly or indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person in violation of applicable Sanctions, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction in violation of applicable Sanctions, (iii) in any manner that could result in a violation by any Person (including the Administrative Agent, any lead arranger, any Issuing Lender, any Lender, any underwriter, any advisor, any investor or otherwise) of Anti-Corruption Law, Anti-Money Laundering Law or Sanctions or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions; (c) repay any Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.
ARTICLE 10
DEFAULT
10.1Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
(a)Payments Under Loan Documents. The Borrower or any other Loan Party shall fail to pay, (i) when and as required to be paid herein, any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation or (ii) within three (3) Business Days of when and as required to be paid herein, any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any fee or other amount owing hereunder or under the other Loan Documents; or
(b)Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made, deemed made or furnished; or
(c)Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1 (solely as it pertains to the existence of Borrower), Section 8.7(c), Section 8.9, Section 8.13(a) or Article 9; or
(d)Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document (other than Section 8.7(a) or 8.15, but solely to the extent such default relates only to the laws, rules, regulations and requirements of, or actions taken by, the DOE) and such default shall continue unremedied for a period of thirty (30) days after the first to occur of (i) any executive officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to Borrower by the Administrative Agent; or
(e)Defaults in Other Agreements or Indebtedness. (i) A breach, default or event of default shall occur at any time and remain outstanding after the expiration of all applicable notice and grace periods under the terms of any one or more other agreements involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in an aggregate principal amount (for all such agreements) (in each case, other than the Obligations) in excess of $10,000,000, and such breach, default or event of default either (A) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (B) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that clause (B) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) there occurs under any obligations of any Loan Party or any Subsidiary thereof in respect of one or more Swaps that constitute Material Indebtedness an Early Termination Date (as defined in such Swap documentation) resulting from (A) any event of default under such Swap documentation as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap documentation) or (B) any Termination Event (as so defined) under such Swap documentation as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined); or
(f)Final Judgments or Orders. Any (i) final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage) shall be entered against any Loan Party or any of its Subsidiaries by a court having jurisdiction in the premises, and with respect to which either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which such judgment or order shall remain undischarged or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect or (ii) non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, and there shall be a period of sixty (60) consecutive days during which such judgment or order shall remain undischarged or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)Loan Document Unenforceable. (i) Any material provision of any Loan Document shall cease to be legal, valid and binding obligations enforceable against any Loan Party party thereto in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any Loan Party or Subsidiary or (ii) any Lien purported to be created under any Collateral Document shall cease to be (or shall be asserted in writing by any Loan Party not to be) a valid and perfected Lien on the Collateral (other than immaterial portions thereof), with the priority required by the applicable Collateral Document; or
(h)Proceedings Against Assets. Any material portion of the Collateral is attached, seized, levied upon or subjected to a writ or distress warrant; or such outcome within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or
(i)Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $10,000,000; or
(j)Change of Control. A Change of Control shall occur; or
(k)Relief Proceedings; Solvency; Attachment. Either (i) a Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party or a substantial part of the assets of any Loan Party or Subsidiary and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Borrower and its Subsidiaries, on a consolidated basis, cease to be Solvent or the Borrower or any Subsidiary admits in writing its inability to pay its debts as they mature.
10.2Consequences of Event of Default.
(a)Generally. If any Event of Default specified under Section 10.1 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lenders shall be under no obligation to issue Letters of Credit and the Administrative Agent may with the consent of the Required Lenders, and upon the request of the Required Lenders shall, take any or all of the following actions:
(i)declare the commitment of each Lender to make Loans and any obligation of the Issuing Lenders to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
(iv)exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Loan Documents;
(b)provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lenders to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
(c)Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lenders, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.5, after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Lender or their respective Affiliates and participants may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(d)Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 10.2 for the benefit of all the Lenders and the Issuing Lenders and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender or the Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or the Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.2(b) (subject to the terms of Section 5.5), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 10.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.5), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.3Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 10.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Sections 5.15 and 10.2(a)(iii)) be applied as follows:
(a)First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their capacity as such and the Swingline Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swingline Loan Lender in proportion to the respective amounts described in this clause First payable to them;
(b)Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
(c)Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;
(d)Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lenders, the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fourth held by them;

(e)Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and
(f)Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.
Notwithstanding anything to the contrary in this Section 10.3, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise specified above in this Section 10.3.
In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products (unless the Administrative Agent is the Cash Management Bank or Hedge Bank) shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE 11
THE ADMINISTRATIVE AGENT
11.1Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 11.6 and 11.11) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express)

obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
11.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.3Exculpatory Provisions.
(a)     The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence and continuance of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.6Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor (that, so long as no Event of Default under Section 10.1(a) or 10.1(k) has occurred and is continuing, is reasonably acceptable to the Borrower), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor (that, so long as no Event of Default under Section 10.1(a) or 10.1(k) has occurred and is continuing, is reasonably acceptable to the Borrower). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to, in the case of payments and communications, each Lender and Issuing Lender directly and in the case of determinations, the Required Lenders, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. To the extent the retiring or removed Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring or removed Administrative Agent shall at or reasonably promptly following the Resignation Effective Date or the Removal Effective Date (as applicable) cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to such Issuing Lender ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by them, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Agreement.

11.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or an Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.
11.8No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or lead arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
11.9Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable annual administration fee (the “Administrative Agent’s Fee”) under the terms of the Administrative Agent’s Fee Letter.
11.10Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8(b) and 12.3) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3.

11.11Collateral and Guaranty Matters.
(a)     The Loan Parties shall automatically be released from their respective obligations under the Loan Documents, and all security interests created by the Collateral Documents shall be automatically released, upon the Facility Termination Date.

(b)    Each of the Secured Parties irrevocably authorizes the Administrative Agent to take the following actions, and the Administrative Agent agrees that promptly upon the request of the Borrower it shall,

(i)    release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (y) subject to Section 12.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that constitutes a Lien described in Section 9.2(d) or Section 9.2(g);

(iii)    enter into any subordination agreement with the holders of unsecured Indebtedness permitted under this Agreement pursuant to Section 9.01; and

(iv)    release any Guarantor from its obligations under the Guaranty Agreement, and to release any Liens on any property granted to the Administrative Agent under any Loan Document by such Person, if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.11.

(c)    In connection with any termination or release pursuant to this Section 11.11, the Administrative Agent shall (i) promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and (ii) return any Collateral, which is the subject of such release and in the possession of the Administrative Agent or any of its agents, to such Loan Party, so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(d)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

11.12No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent (provided that the Administrative Agent is not the same as the Lender, its Affiliates, participants or assignees) to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law, or any Sanctions, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
11.13Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.3, the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products (unless the Administrative Agent is the Cash Management Bank or Hedge Bank) unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
11.14ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
11.15Erroneous Payments.

(a)If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).

(c)Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(a)
ARTICLE 12
MISCELLANEOUS
12.1Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 5.16), the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
(a)Increase of Commitment. Increase the amount of the Revolving Credit Commitment, Term Loan Commitment or Incremental Loan Commitment of any Lender hereunder without the consent of such Lender (it being understood that a waiver of any Potential Default or Event of Default shall not constitute such an increase);
(b)Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), any Revolving Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of any Revolving Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));
(c)Release of Collateral or Guarantor. Except for sales of assets permitted by Section 9.6 or as otherwise permitted by Section 11.11, release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors from their Obligations under the Guaranty Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders);
(d)Miscellaneous. Amend Section 5.4, Section 5.5, Section 10.3, this Section 12.1, or the definition of “Required Lenders”, or alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action, in each case without the consent of all of the Lenders;
(e)Debt Subordination. Subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation without the written consent of each Lender directly affected thereby;
(f)Lien Subordination. Subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, except to the extent the subordination of any such Liens is permitted pursuant to Section 11.11(b)(ii) (in which case such subordination may be made by the Administrative Agent acting alone), without the written consent of each Lender directly affected thereby; or
(g)Closing Conditions. Waive any condition set forth in Section 7.1 without the written consent of all of the Lenders;
provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lenders, or the Swingline Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lenders or the Swingline Loan Lender, as applicable, (ii) the Administrative Agent’s Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), all Commitments of such Lender shall have terminated or expired, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, (iv) the Administrative Agent and the Borrower may enter into amendments contemplated by Section 4.4(d); and (v) the Administrative Agent may make amendments contemplated by Section 4.1(e) and 4.4(d)(ii), and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1(a) through (f) above, there is a Non-Consenting Lender, then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.13. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend (x) the Expiration Date with respect to the Revolving Credit Commitments of Lenders under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; or (y) the Term Loan Maturity Date with respect to applicable Lenders that agree to such extension with respect to their Term Loans with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term Loan Facility with respect to the portion thereof with a Term Loan Maturity Date so extended; provided that in each such case any such proposed extension of the Expiration Date or the Term Loan Maturity Date shall have been offered to each Lender with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders. This paragraph shall apply to any Incremental Term Loans in the same manner as it applies to the Term Loan Facility; provided that any such offer may, at the Borrower’s option, be made to the Lenders in respect of any tranche or tranches of Incremental Term Loans and/or any Term Loan Facility without being made to any other tranche of Incremental Term Loans or the Term Loan Facility, as the case may be.
In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), and (b) without the consent of any Lender or the Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Revolving Credit Commitments, or (ii) any assignment by any Lender of some or all of its Revolving Credit Commitments, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(B) to reflect such change, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement.

12.2No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
12.3Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the actual, documented and reasonable out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and its Affiliates, as a whole, and, if deemed reasonably necessary by the Administrative Agent, of one local counsel in each relevant jurisdiction and one specialty counsel in each relevant specialty (and, in the case of any actual or potential conflict of interest, one additional counsel for each group of similarly situated Persons subject to such conflict)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all actual, documented and reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all actual, documented and reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the actual, documented and reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender but limited to the actual, documented and reasonable fees, charges and disbursements of one primary counsel for such Persons, as a whole, and, if deemed reasonably necessary by such Persons, of one local counsel in each relevant jurisdiction and one specialty counsel in each relevant specialty (and, in the case of any actual or potential conflict of interest, one additional counsel for each group of similarly situated Persons subject to such conflict)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such actual, documented and reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Borrower. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (including the actual, documented and reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee but limited to the all actual, documented and reasonable out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees, as a whole, and, if deemed reasonably necessary by the Indemnitees, of one local counsel in each relevant jurisdiction and one specialty counsel in each relevant specialty (and, in the case of any actual or potential conflict of interest, one additional counsel for each group of similarly situated Indemnitees subject to such conflict)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party, or any affiliate of any such party) other than such Indemnitee and its Related

Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely between Indemnitees and not (1) involving any action or inaction by any Loan Party or any of its Affiliates or (2) relating to any action of such Indemnitee in its capacity as Administrative Agent, an Issuing Lender or Swingline Loan Lender. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, the Loan Parties shall not be liable for any settlement of any suit, claim, litigation, investigation or other proceeding effected without its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Lender, the Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to an Issuing Lender or the Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Loan Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.2.
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each party hereto shall not assert, and hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit the Loan Parties’ indemnification obligations set forth herein and in the other Loan Documents to the extent that such special, indirect, consequential or punitive damages are included in any claim by an unaffiliated third party in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in Section 12.3(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(e)Payments. All amounts due under this Section 12.3 shall be payable not later than ten (10) days after written request together with customary backup documentation in reasonable detail.
(f)Survival. Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
12.4Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date or Term Loan Maturity Date, as applicable, if the Expiration Date or Term Loan Maturity Date, respectively, is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
12.5Notices; Effectiveness; Electronic Communication
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower or any other Loan Party, to it at the address set forth on Schedule 1.1(B);

(ii)    if to the Administrative Agent, to PNC Bank, National Association at the address set forth on Schedule 1.1(B);

(iii)    if to PNC Bank, National Association in its capacity as Issuing Lender, to it at to it at the address set forth on Schedule 1.1(B); and

(iv)    if to a Lender, or Issuing Lender other than PNC Bank, National Association, to it at its address (or facsimile number) specified in its

Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designed by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

    Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 or Article 3 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.

(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on the Platform.

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

12.6Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lenders or the Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
12.7Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Section 5 and Section 12.3, shall survive the Facility Termination Date. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.

12.8Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(1)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(2)in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, or $5,000,000, in the case of the Term Loan of such assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1(a) or 10.1(k) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:
(1)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 10.1(a) or 10.1(k) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(2)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(3)the consent of each Issuing Lender and Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Lender, the Swingline Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share.

Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 5.8, and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Pittsburgh, Pennsylvania a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1(a), 12.1(b), or 12.1(c) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4, 5.8, 5.9 and 5.10 (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) (it being understood that the documentation required under Section 5.9(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.13 as if it were an assignee under to paragraph (b) of this Section 12.8; and (B) shall not be entitled to receive any greater payment under Sections 5.8 or 5.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.13 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.2(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.
12.9Confidentiality.
(a)General. Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons within the control of the Administrative Agent, the relevant Issuing Lender or the relevant Lender, as applicable, to comply with this Section 12.9 shall constitute a breach of this Section 12.9 by the Administrative Agent, the relevant Issuing Lender or the relevant Lender, as applicable); (b) to the extent (i) required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or (ii) required by applicable Laws or regulations or by any subpoena or similar legal process or in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; provided that (x) solely to the extent permitted by Law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender, Issuing Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of preceding clause (ii) only, each Lender, Issuing Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and, provided further, that in no event shall any Lender, Issuing Lender or the Administrative Agent be obligated or required to return any materials furnished by (or on behalf of) the Borrower or any Subsidiary of the Borrower; (c) to any other party hereto; (d)  subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (e) with the consent of the Borrower; or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
(b)For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(c)Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 12.9(a).
12.10Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 7, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
12.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York. Each Standby Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the applicable Issuing Lender.

The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Service of Process. Each party hereto irrevocably consents to service of process in writing and delivered by hand or overnight courier or mailed by certified or registered mail, in each case, in the manner provided for notices in Section 12.5(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
(d)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.12Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(i)the effects of any Bail-In Action on any such liability, including, if applicable:
(ii)a reduction in full or in part or cancellation of any such liability;
(iii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(b)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
12.13USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
12.14Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Foreign Currency Hedges, Interest Rate Hedges or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 12.14, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
BORROWER:    AMERICAN PUBLIC EDUCATION, INC.,
    a Delaware corporation

By:	/s/ Edward H. Codispoti
Name:	Edward H. Codispoti
Title:	Executive Vice President and Chief Financial Officer

GUARANTOR:    AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.,
    a West Virginia corporation

By:	/s/ Edward H. Codispoti
Name:	Edward H. Codispoti
Title:	Executive Vice President and Chief Financial Officer

AMERICAN PUBLIC EDUCATION, INC.
CREDIT AGREEMENT

ADMINISTRATIVE AGENT
AND LENDERS:    PNC BANK, NATIONAL ASSOCIATION,
    as Administrative Agent, an Issuing Lender, Swingline Loan Lender, and a Lender

By:	/s/ Alexandre Terzi
Name:	Alexandre Terzi
Title:	Senior Vice President
AMERICAN PUBLIC EDUCATION, INC.
CREDIT AGREEMENT

M&T BANK,
as Lender

By:	/s/ Elena Sheppard
Name:	Elena Sheppard
Title:	Vice President
AMERICAN PUBLIC EDUCATION, INC.
CREDIT AGREEMENT

FIRST HORIZON BANK,
as Lender

By:	/s/ Terence J. Dolch
Name:	Terence J. Dolch
Title:	Senior Vice President
AMERICAN PUBLIC EDUCATION, INC.
CREDIT AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Daniel Gilkey
Name:	Daniel Gilkey
Title:	Senior Vice President
AMERICAN PUBLIC EDUCATION, INC.
CREDIT AGREEMENT

AMERANT BANK, N.A.,
as Lender

By:	/s/ Ana Lorenzo
Name:	Ana Lorenzo
Title:	SVP, Corporate Relationship Manager IV
AMERICAN PUBLIC EDUCATION, INC.
CREDIT AGREEMENT

Schedule 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Commitments of Lenders

Lender	Amount of Commitment for Revolving Credit Loans		Amount of Commitment for Term Loans		Total Amount of Commitments
	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
PNC Bank, National Association	$12,307,692.31	30.769230775%	$27,692,307.69	30.769230767%	$40,000,000.00	30.769230769%
M&T Bank	$9,230,769.23	23.076923075%	$20,769,230.77	23.076923078%	$30,000,000.00	23.076923077%
First Horizon Bank	$6,923,076.92	17.307692300%	$15,576,923.08	17.307692311%	$22,500,000.00	17.307692308%
Fifth Third Bank, National Association	$6,923,076.92	17.307692300%	$15,576,923.08	17.307692311%	$22,500,000.00	17.307692308%
Amerant Bank, N.A.	$4,615,384.62	11.538461550%	$10,384,615.38	11.538461533%	$15,000,000.00	11.538461538%
Total	$40,000,000.00	100.000000000%	$90,000,000.00	100.000000000%	$130,000,000.00	100.000000000%

Addresses for Notices

[Intentionally Omitted]